UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SciClone Pharmaceuticals, Inc.

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April 29, 2016

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of SciClone Pharmaceuticals, Inc., on June 9, 2016 at 10 a.m. Pacific Daylight Time (the “Annual Meeting”). The meeting will be held at the Marriott Hotel — San Mateo/San Francisco Airport, located at 1770 S. Amphlett Blvd., San Mateo, CA 94402.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 29, 2016, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2015 (“2015 Annual Report”). The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. If you received your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, 2015 Annual Report and proxy card will be enclosed. If you receive your proxy materials via e-email, the e-mail will contain voting instructions and links to the 2015 Annual Report and Proxy Statement on the Internet, both of which are available at www.edocumentview.com/SCLN.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. Following the formal business of the meeting, we will present a report on our operations during the past year and respond to questions from stockholders.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the Annual Meeting.

Sincerely yours,

FRIEDHELM BLOBEL, Ph.D.
President and Chief Executive Officer
Foster City, California
April 29, 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Date	June 9, 2016
Time	10:00 a.m., Pacific Daylight Time
Place	Marriott Hotel — San Mateo/San Francisco Airport 1770 S. Amphlett Blvd. San Mateo, CA 94402
Items of Business	1. To elect six (6) directors;
2. To hold a non-binding advisory vote to approve named executive officer compensation;
3. To approve the adoption of the SciClone Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan (the “Purchase Plan”) and to authorize the sale of up to 2,400,000 shares under the Purchase Plan;
4. To ratify the appointment of PricewaterhouseCoopers Zhong Tian LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
5. To vote upon a stockholder proposal relating to proxy access, if properly presented at the Annual Meeting; and
6. Any other matters that properly come before the Annual Meeting and any adjournment or postponement thereof.
Record Date	Stockholders of record at the close of business on April 11, 2016 will be entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 950 Tower Lane, Suite 900, Foster City, California 94404.
Admission	Please note that space limitations may make it necessary to limit attendance only to stockholders. Registration will begin at 9:30 a.m. and seating will be available at approximately 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (street name holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

FRIEDHELM BLOBEL, Ph.D.
President and Chief Executive Officer
Foster City, California
April 29, 2016

IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 9, 2016

Our Proxy Statement and our 2015 Annual Report are available at: www.edocumentview.com/SCLN

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SciClone Pharmaceuticals, Inc., a Delaware corporation (“we,” “SciClone” or the “Company”), of your proxy for our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Marriott Hotel — San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, CA 94402 on June 9, 2016, at 10:00 a.m., Pacific Daylight Time, and any adjournment or postponement thereof, for the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

Copies of this Proxy Statement, our 2015 Annual Report and related materials are expected to first be made available to stockholders on or about April 29, 2016.

SOLICITATION AND VOTING OF PROXIES

Internet Availability of Annual Meeting Materials

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 29, 2016, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Voting Securities

Only stockholders of record as of the close of business on April 11, 2016 will be entitled to vote at the Annual Meeting and any adjournment thereof. As of that time, we had 49,651,201 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her.

Quorum

Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Your shares will be counted towards a quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purpose of determining the presence of a quorum.

Vote Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on each of the six director nominees and one vote on each other matter. You may vote “For” or “Withhold” with respect to each director nominee. For the election of directors, each of the six nominees receiving a higher number of votes cast “For” such nominee than “Withhold” such nominee will be elected. With respect to each of the other proposals, approval of the proposal requires the affirmative vote of a majority of the vote cast, excluding abstentions and any broker non-votes.

Effect of Abstentions and Broker Non-Votes

Shares not present at the meeting will have no effect on the election of directors. In addition, shares not voted, including as a result of abstentions or broker non-votes, are not considered as votes cast and will have no effect on the outcome of the vote. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include the election of directors, approval of our 2016 Employee Stock Purchase Plan, the named executive compensation advisory proposal and the stockholder proposal regarding proxy access. Banks and brokers may not vote on these proposals if you do not provide specific voting instructions. If you are a beneficial owner and hold your shares in “street name” in an account at a bank or brokerage firm, it is critical that you cast your vote if you want it to count on any non-routine matters. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, the shares will be voted as the Board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record:  You may vote by proxy or over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you requested printed copies of the proxy materials, on the proxy card you received, then sign and return it in the prepaid envelope. You may also vote in person at the Annual Meeting.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on June 8, 2016. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting in person.

Beneficial Stockholders:  Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your Notice or proxy card, or by delivering written instructions to the Corporate Secretary before the Annual Meeting. Attendance at the Annual Meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a legal proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, stockholders will elect six (6) directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. The nominees for election by the stockholders to those six positions are all current members of the Board: Jon S. Saxe, Dr. Friedhelm Blobel, Dr. Nancy T. Chang, Richard J. Hawkins, Gregg A. Lapointe and Simon Li.

If elected, the nominees will serve as directors until our annual meeting of stockholders in 2017 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, each of the six nominees receiving a higher number of votes cast “for” such nominee than “withhold” such nominee will be elected. Proxies cannot be voted for more than six nominees. Abstentions and “broker non-votes” will not count towards election of any director nominee. Under our Bylaws, each incumbent director standing for re-election must submit a conditional resignation to the Company. If an incumbent director standing for re-election is not re-elected, the Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject such director’s resignation to permit the Board to act within 90 days from the date of the Annual Meeting. If the Board determines that resignation is in the best interests of the Company and its stockholders, the Board will promptly accept the resignation, and the Company will publicly disclose any such decision by the Board. The Corporate Governance Committee in making its recommendation, and the Board in making its ultimate decision, may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance Committee or the Board’s decision with respect to his or her resignation. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board as permitted by our Bylaws.

Our Board is composed of directors who each bring a particular background to our Board that is valuable in overseeing the Company. In particular, individual Board members have experience with the management of organizations in the pharmaceutical industry, finance, drug development, and product distribution. Their individual experience is described below.

The names of the nominees, their ages as of the date of this Proxy Statement and certain other information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Jon S. Saxe	79	Chairman of the Board, SciClone Pharmaceuticals, Inc.	2000
Friedhelm Blobel, Ph.D.	67	President and Chief Executive Officer, SciClone Pharmaceuticals, Inc.	2006
Nancy T. Chang, Ph.D.	66	President, Apex Enterprises, Inc.	2013
Richard J. Hawkins	67	President and Chief Executive Officer, Lumos Pharma, Inc., Chief Executive Officer and President, id2, Inc.	2004
Gregg A. Lapointe	57	Chief Executive Officer, Cerium Pharmaceuticals, Inc.	2009
Simon Li	66	Chairman and Chief Executive Officer of JW Medical System Ltd.	2013

Jon S. Saxe has served as the Chairman of our Board since July 2009 and as a Director since August 2000. Mr. Saxe was President of PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.) from 1995 to early 1999. From 1993 to 1995, Mr. Saxe was President of Saxe Associates, Inc., consultants to venture capital firms and biotechnology, diagnostic, and pharmaceutical companies. He was the President and CEO of Synergen, Inc., a biotechnology company acquired by Amgen, from 1989 to 1993. Mr. Saxe is former Vice President, Licensing and Corporate Development and Head of Patent Law for Hoffmann-LaRoche Inc., where he worked for almost 30 years. Mr. Saxe received his B.S. Ch.E. from Carnegie-Mellon University, his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law. He serves as a director of other public and private companies, including Durect Corporation and as Chairman of VistaGen Therapeutics, Inc. Mr. Saxe has experience across a wide range of functions in the pharmaceutical industry including legal, business development and operational experience. He also has broad experience as a Board member in our industry including experience as an audit committee, business development committee, compensation committee, and corporate governance committee member.

Friedhelm Blobel, Ph.D. has served as our President, Chief Executive Officer and as a Director since June 2006. From July 2000 to 2006, Dr. Blobel was President, CEO and a Director of Gryphon Therapeutics, Inc., a South San Francisco based biopharmaceutical company. Prior to joining Gryphon Therapeutics in July 2000, Dr. Blobel spent more than two decades as an executive with the Hoechst Group and the Boehringer Mannheim Group including responsibilities in the areas of diabetes and in vitro diagnostics. His roles at these companies included Group President of several product divisions, Chief Technology Officer and General Manager in Tokyo, Japan of a marketing and sales joint venture between Boehringer and Yamanouchi Pharmaceuticals (now Astellas Pharma, Inc.), and Senior Vice President of Research and Development Diabetes and Patient Care in Mannheim, Germany as well as in Indianapolis, Indiana. Dr. Blobel earned his doctorate degree (“Dr.rer.nat.”; a Ph.D. equivalent) with a dissertation in Biochemistry and Microbiology from the University of Hohenheim, Germany and holds an advanced degree in Chemistry from the University of Stuttgart, Germany. Dr. Blobel has spent his entire career in the pharmaceutical and biotechnology industry and brings to the Board experience in general management, research and development, and product marketing and distribution.

Nancy T. Chang, Ph.D. has served as a Director since September 2013. Since 2007, Dr. Chang has served as the President of Apex Enterprises, Inc., an investment management company with a major focus on healthcare investments. From 2007 to 2012, she was the Chairperson and Senior Managing Director of Caduceus Asia Partners at OrbiMed Advisors L.L.C. From 1987 to 2007, Dr. Chang served as Co-Founder, President and Chairman of Tanox, Inc., which was sold to Genentech in 2007. Prior to founding Tanox, Dr. Chang held several leadership positions at Centocor, now a division of Johnson & Johnson. She was also an Associate Professor at Baylor College of Medicine, and before that, she worked at the Roche Institute of Molecular Biology. Dr. Chang received her Doctorate in Biological Chemistry from Harvard University. Dr. Chang brings to the Board deep industry and business expertise, drawing on her scientific knowledge and her long history as a president and board member at a variety of public and private biopharmaceutical companies.

Richard J. Hawkins has served as a Director since October 2004. Since 2011, Mr. Hawkins has been the President and Chief Executive Officer of Lumos Pharma, Inc., a privately-held company. Mr. Hawkins has served as the President and Chief Executive Officer of id2, Inc., a privately-held company since 1992, and as the Chairman and CEO of LabNow, Inc., a privately-held company he founded that develops lab-on-a-chip sensor technology to be used in point-of-care diagnostic testing systems since 2003. From 1994 to 2000, Mr. Hawkins co-founded and served as Director at Corning BioPro, a protein contract manufacturing firm. From 1992 to 2000, Mr. Hawkins co-founded and served as Chairman of Sensus Drug Development, which developed and received regulatory approval for SOMAVERT®, a growth hormone antagonist approved for the treatment of acromegaly and now marketed by Pfizer in both the United States and Europe. In 1982, Mr. Hawkins founded Pharmaco, a clinical research organization (CRO) that in 1991 was merged with the predecessor of PPD-Pharmaco, one of the largest CROs in the world today. Mr. Hawkins has served as a member of the board of directors of Cytori Therapeutics, Inc. since 2007. Mr. Hawkins graduated cum laude with a B.S. in Biology from Ohio University. Mr. Hawkins is an entrepreneur who has formed, financed and operated multiple ventures in the pharmaceutical industry and he brings substantial experience to the Board in clinical development as well as the management of growing enterprises.

Gregg A. Lapointe has served as a Director since March 2009. Mr. Lapointe is currently the Chief Executive Officer of Cerium Pharmaceuticals, Inc., a specialty pharmaceutical company. From April 2008 to February 2012, Mr. Lapointe served as Chief Executive Officer of Sigma-Tau Pharmaceuticals, Inc., a pharmaceutical company focused on rare disorders and the U.S. wholly-owned subsidiary of Sigma-Tau Finanziaria S.p.A. He served as Chief Operating Officer of Sigma-Tau Pharmaceuticals, Inc. from December 2003 to March 2008. Mr. Lapointe is a Certified Public Accountant in the United States. He holds a Bachelor of Commerce degree from Concordia University of Montreal, a Graduate Diploma in Public Accountancy from McGill University of Montreal and an M.B.A. from Duke University. Mr. Lapointe also serves on the board of directors of Soligenix, Inc., ImmunoCellular Therapeutics, Ltd., and Raptor Pharmaceuticals Corp. Mr. Lapointe brings to the Board substantial experience in finance and management, including operational experience as the CEO of a pharmaceutical development and sales organization.

Simon Li has served as a Director since January 2013. He is currently the Chairman and Chief Executive Officer of JW Medical System Ltd., an affiliated company of Biosensors International Ltd. From 2006 to 2012, Mr. Li served in various positions at Medtronic, a global medical technology company, including as the Global Officer and Member of the Executive Committee of Medtronic and President, Greater China and Chairman of the Board, Medtronic-Weigao JV. Prior to Medtronic, from 1999 to 2005, Mr. Li served in various positions at Johnson & Johnson Medical, China (“J&J”) including International Vice President, North Asia/New Business Development, Asia Pacific/Strategic Medical Affairs, Asia Pacific. Earlier in his career with J&J, he held the positions of International Vice President, North Asia, Managing Director, China and Hong Kong, and Managing Director, China. Prior to J&J, Mr. Li was President and Chief Operating Officer of the ConvaTec business with Bristol-Myers Squibb in Hong Kong. He also served as General Manager of the pharmaceutical distributor Y.C. Woo & Co., Ltd. in Hong Kong. He earned a Bachelor of Arts degree in social sciences from the University of Hong Kong, an M.B.A. degree from Henley Management, and an advanced E.M.B.A. from Harvard Business School. Mr. Li brings to the Board international experience and perspective, combined with substantial knowledge of emerging markets, success in building profitable companies and experience in managing complex international business operations.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board believes that separate individuals should, generally, hold the positions of Chairman of the Board and Chief Executive Officer, and that the Chairman should not be an employee. The Board has been led by an independent Non-Executive Chairman for over a decade. The Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings and executive sessions of the non-employee directors and the relevant agenda items in each case (in consultation with the Chief Executive Officer as appropriate). The Board believes this leadership structure enhances the Board’s oversight of and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance. The Board recognizes, however, that the needs of the Company and the individuals available to fill these roles may dictate different solutions at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company. In the event that the offices of the Chairman of the Board and Chief Executive Officer are vested in the same person, the Board will appoint a non-employee, independent director to serve as Lead Director, whose duties will include assisting the Board in ensuring compliance with the Company’s corporate governance guidelines, serving as the presiding director for executive sessions of the independent directors and acting as liaison to the Chairman from the independent directors.

The Board has designated four standing committees to address particular areas of responsibility. At each regular Board meeting, the Board receives full reports from its Audit and Compensation Committees regarding those committees’ most recent activities, with any other committees also reporting as appropriate. The Board believes that this structure provides the Board with the opportunity to exercise independent review of the Company’s results and to apply, through the committees, more detailed oversight of certain aspects of the Company’s business and operations.

Term

Each director serves a one-year term that expires at the following annual meeting.

Risk

SciClone faces a number of risks, including general economic risks, operational risks, financial risks, competitive risks and reputational risks. Management is responsible for the day-to-day management of those risks, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. While the full Board is charged with ultimate oversight responsibility for risk management, committees of the Board have responsibilities with respect to various aspects of risk oversight. In particular, the Audit Committee plays a significant role in monitoring and assessing SciClone’s financial and operational risks. The Audit Committee reviews and discusses with management areas of financial risk exposure and steps management has taken to monitor and control such exposure. The Audit Committee is also responsible for establishing and oversight of the Company’s Code of Business Conduct and Ethics and reviewing and approving transactions between the Company and any related parties. The Compensation Committee monitors and assesses risks associated with the Company’s compensation policies, and oversees the development of incentives that encourage a level of risk-taking consistent with the Company’s overall strategy. The Corporate Governance Committee has oversight responsibility for corporate governance risks, including risks associated with director independence and for oversight of risk related to compliance with good laboratory, clinical and manufacturing practices.

Director Independence

The Board has determined that none of the current director nominees, other than Dr. Blobel, our President and Chief Executive Officer, has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” for purposes of the NASDAQ Listing Rules and the rules and regulations of the Securities and Exchange Commission, as the term relates to membership on the board of directors and the various committees of the board of directors.

Dr. Blobel does not qualify as an independent director under the rules and regulations of the SEC which govern the composition of SciClone’s Audit Committee or under applicable NASDAQ rules due to his service as an executive officer of SciClone.

In the course of the Board’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable NASDAQ rules and the rules and regulations of the SEC.

Executive Sessions

The Board meets in executive session after each regular Board meeting to assess management’s presentation, the strategic direction of the Company, the effectiveness of management and similar matters. Executive sessions are chaired by the Chairman of the Board, so long as the chair is an independent director, and otherwise by the Lead Director appointed by the Board, and such chairman or a chairman of one of our committees, will typically report the results to the Chief Executive Officer on relevant matters, or invite the Chief Executive Officer to join the executive session for further discussion, as appropriate.

Board Meetings and Committees

In 2015, the Board had:

•	an Audit Committee;
•	a Compensation Committee;
•	a Corporate Governance Committee; and
•	a Business Development Committee.

The Board held 4 regular meetings and 7 additional meetings during the year ended December 31, 2015. All incumbent directors attended at least 75% of meetings of the Board and of each standing committee of the Board on which he or she served during his or her term on the Board or committee. The following table sets forth the standing committees of the Board and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Committee Composition	Audit	Compensation	Corporate Governance	Business Development
Jon S. Saxe	Chair		X	X
Friedhelm Blobel, Ph.D.				X
Nancy T. Chang, Ph.D.			X	X
Richard J. Hawkins	X	X	Chair
Gregg A. Lapointe	X	Chair		Chair
Simon Li	X	X	X
Number of meetings during 2015	4	4	5	5

Audit Committee.  We have a separately designated standing audit committee established by the Board. The members of the Audit Committee during 2015 were Mr. Saxe (chairman), Mr. Hawkins, Mr. Lapointe and Mr. Li. Each member of the Audit Committee during 2015 was independent for purposes of both NASDAQ and SEC rules, as they apply to audit committee members. The Board has determined that Mr. Lapointe is an audit committee financial expert, as defined in the rules and regulations of the SEC.

As more fully defined under the terms of its written charter, the Audit Committee:

•	Retains our independent registered public accounting firm, reviews their independence and oversees their audit work, reviews and pre-approves the planned scope of our annual audit and the terms of engagement for audit and non-audit services;
•	Reviews the financial reports and other financial information provided to the public;
•	Reviews reports regarding the adequacy of disclosure controls and internal controls and procedures for financial reporting, reviews our critical accounting policies, reviews significant judgments made in the preparation of our financial statements; and
•	Reviews and approves any related party transactions.

Additional information regarding the Audit Committee may be found in the section entitled “Report of the Audit Committee” included with this Proxy Statement.

Compensation Committee.  The members of the Compensation Committee during 2015 were Mr. Lapointe (chairman), Mr. Hawkins and Mr. Li. Each member of the Compensation Committee is independent for purposes of applicable NASDAQ rules. The Compensation Committee recommends to the full board the salary and bonus earned by the President and Chief Executive Officer, reviews and recommends to the full board salary and bonus levels for other executive officers, approves equity grants to executive officers and approves all employment, severance and change-in-control agreements applicable to executive officers. In addition, the Compensation Committee has the authority to obtain advice or assistance from compensation consultants, independent legal counsel, accounting or other advisors as appropriate to perform its duties, and to determine the terms, costs and fees of engagement of compensation advisors. Prior to selecting any compensation advisors, the Compensation Committee will consider the independence factors listed in applicable NASDAQ rules. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Committee.

Each year, at the request of the Compensation Committee, our President and Chief Executive Officer provides compensation recommendations for each of the executive officers. In 2008, the Compensation Committee engaged Setren, Smallberg & Associates, Inc. (“Setren”), an independent compensation consultant, to advise the Compensation Committee regarding optimal allocation of the different elements of executive officer compensation and recommended target amounts for each element of compensation. Each year since then Setren has provided additional advice to the Compensation Committee. For 2015 compensation, the Compensation Committee requested that Setren provide a written update of the information they provided in the prior year. Pursuant to applicable rules, the Compensation Committee has assessed the independence of Setren, and concluded that no conflict of interest exists that would prevent Setren from independently representing the Compensation Committee. Setren does not perform other services for the Company, and will not do so without the prior consent of the Compensation Committee. Setren meets with the Compensation Committee outside the presence of management.

Taking these recommendations and the updated information together, the Compensation Committee is responsible for determining all compensation for our executive officers, other than the CEO. The Board (without the CEO) reviews and approves the Compensation Committee’s recommendations before they are finalized and the Board approves all CEO compensation. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Corporate Governance Committee.  The members of the Corporate Governance Committee during 2015 were Mr. Hawkins (chairman), Dr. Chang, Mr. Li and Mr. Saxe. Each member of the Corporate Governance Committee was independent for purposes of NASDAQ rules. The Corporate Governance Committee considers qualified candidates for nomination for election to the Board and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board and oversees the regular evaluation of our directors. In addition, the Corporate Governance Committee also has an oversight role, particularly as to risk management, with respect to certain aspects of our operations including manufacturing, clinical and laboratory practices.

Business Development Committee.  The members of the Business Development Committee during 2015 were Mr. Lapointe (chairman), Dr. Blobel, Dr. Chang and Mr. Saxe. The primary responsibilities of the Business Development Committee are to review and assess our business development activities, including, recommending to the Board, as appropriate, new business strategies, such recommendations to include long-term plans for growth and expansion and to review, monitor and recommend to the Board new business opportunities, including potential mergers, acquisitions, divestitures, investments and other similar transactions. The Business Development Committee is also responsible for review of the quality of the Company’s research and development programs and medical affairs as relevant to the research and development programs.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a written charter for each of the standing committees described above. The Board has also adopted a written Corporate Code of Business Conduct and Ethics (including “Whistleblowing in the Case of Violations of Company Policies”) (“Code of Conduct”) that applies to all of our officers, directors, employees, contract workers and anyone who conducts business with us. In addition, the Board has adopted written Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. Links to these materials, other than the Business Development Committee Charter, are available in the Investors and Media section of our website at www.sciclone.com.

Director Nominations

Director Qualifications

Consistent with its charter, the Corporate Governance Committee evaluates and recommends to the Board director nominees for each election of directors.

In fulfilling its responsibilities, the Corporate Governance Committee has approved a Policy Regarding Director Nominations, pursuant to which the Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board and its Committees;
•	the perceived needs of the Board for particular skills, background and business experience;
•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;
•	nominees’ independence from management;
•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as regulatory compliance;
•	the benefits of a constructive working relationship among directors; and
•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Corporate Governance Committee’s goal is to assemble a Board that brings a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Corporate Governance Committee to perform all Board and Committee responsibilities. Directors are expected to prepare for, attend, and participate in all Board and applicable Committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Corporate Governance Committee believes that it is preferable that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Corporate Governance Committee also believes that it is appropriate for one or more key members of our management to participate as members of the Board.

Diversity

Although we do not have a formal diversity policy, to foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Corporate Governance Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and the requirements of the Company. The Corporate Governance Committee uses the same standards to evaluate all director candidates, regardless of who proposes them.

Identifying and Evaluating Candidates for Nomination as Director

The Corporate Governance Committee has adopted procedures providing for the annual evaluation by the committee of the current members of the Board whose terms are expiring and who are willing to continue in service, against the criteria set forth above in determining whether to recommend these directors for election. Under the procedures it adopted, the Corporate Governance Committee has initiated the regular assessment of the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as a director come to the attention of the Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Corporate Governance Committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates. The Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and
•	description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, under our Bylaws, stockholders are permitted to nominate directors for consideration at an annual meeting. A stockholder nomination for a director to be elected at an annual meeting must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;
•	a representation that the stockholder is a holder of record of stock of the corporation entitled to vote for the election of directors on the date of such notice of nomination and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice of nomination;
•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder;
•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and any other nominating person, on the one hand, and each proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand;
•	such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board; and
•	the consent of each nominee to serve as a director if so elected.

Under our Bylaws, all directors and director nominees must submit a completed form of the directors’ and officers’ questionnaire as part of the nominating process and all nominees must agree among other matters to abide by all applicable corporate governance, confidentiality, conflict of interest and other policies. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Corporate Governance Committee.

The Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the foregoing criteria and will select the nominees that, in the Committee’s judgment, best suit the needs of the Board at that time.

Communications by Stockholders with Directors

Stockholders may communicate with any and all Company directors by transmitting correspondence by mail or facsimile, addressed as follows:

Chairman of the Board
or Board of Directors
or [individual director]
c/o Corporate Secretary
SciClone Pharmaceuticals, Inc.
950 Tower Lane, Suite 900
Foster City, CA 94404
Fax: (650) 358-3469
Email: wcheung@sciclone.com

The Corporate Secretary maintains a log of such communications and will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary will relay all communications to directors absent safety or security issues.

Director Attendance at Annual Meetings

We believe that it is desirable that directors attend our annual meeting of stockholders. Our policy is to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. Of the six directors then in office, two attended the 2015 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2015 has been an officer or employee of SciClone or any of its subsidiaries, or has had any relationship requiring disclosure by SciClone under the rules and regulations of the SEC. No interlocking relationships existed during 2015 between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

Director Compensation

Cash Compensation

Directors who are employees of SciClone do not receive any compensation for their services as directors. During 2015, each non-employee director is entitled to an annual retainer of $35,000, plus payment of out-of-pocket expenses relating to their service as Board members. Beginning in fiscal 2014, directors also received a cash payment of $2,000 for each regular meeting of the Board attended.

Directors received the following additional annual payments for service on the committees of the Board in 2015:

Committee	Member	Chairman
Audit	$15,000	$19,000
Compensation	12,500	15,000
Corporate Governance	7,500	10,000
Business Development	7,500	10,000

In addition, our Chairman of the Board (currently Mr. Saxe) receives an additional annual payment of $22,000 for his services as Chairman. Mr. Saxe, Mr. Hawkins and Mr. Lapointe also received additional payments of $50,000, $20,000 and $40,000, respectively, for substantial additional services as directors in fiscal 2015, in particular for service on a special committee of our Board formed to oversee the Company’s response to the investigations being conducted by the SEC and Department of Justice, which were fully resolved in February 2016.

Equity Compensation

Non-employee directors receive an option grant of 50,000 shares upon election to the Board and an annual option grant of 30,000 shares upon re-election. Each option has a term of ten years and an exercise price equal to the grant date closing price of our Common Stock as quoted on the NASDAQ Global Select Market. Initial option grants vest in three equal annual installments. Annual stock option grants vest in twelve equal monthly installments. Any unexercisable or unvested portions of any outstanding non-employee director options become immediately exercisable and vested in full as of the date 10 days prior to a change in control.

If Dr. Chang, Mr. Hawkins, Mr. Lapointe, Mr. Li and Mr. Saxe are re-elected to the Board at the Annual Meeting, each will automatically receive an option to purchase 30,000 shares of our Common Stock. Generally, when independent directors leave the Board after serving a full term, the exercise period for any then vested options is extended for a period of two years following their final date of service.

Aggregate Compensation

The following table sets forth the aggregate compensation earned by each individual who served as a director at any time during the fiscal year ended December 31, 2015:

2015 Director Compensation

Name of Director	Fees Earned or Paid in Cash ($)		Option Awards(1) ($)	All Other Compensation	Total ($)
Jon S. Saxe	149,000	(2)	128,853	—	277,853
Friedhelm Blobel, Ph.D.	—	(3)	—	—	—
Nancy T. Chang, Ph.D.	58,000	(4)	128,853	—	186,853
Richard J. Hawkins	100,500	(5)	128,853	—	229,353
Gregg A. Lapointe	123,000	(6)	128,853	—	251,853
Simon Li	78,000	(7)	128,853	—	206,853

(1)	The amounts shown represent the grant-date fair value of the stock option grant with an exercise price of $9.15 per share made to each Board member during the 2015 fiscal year. The applicable grant-date fair value of each award was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), excluding the impact of forfeitures. Assumptions used in the calculation of grant-date fair value are set forth in Notes to our Consolidated Financial Statements for the year ended December 31, 2015, included in our annual Report on Form 10-K for such fiscal year.
(2)	Mr. Saxe’s fees consist of $43,000 for service as a director, $22,000 for service as Chairman of the Board, $19,000 for service as Chairman of the Audit Committee, $7,500 for service on the Corporate Governance Committee, $7,500 for service on the Business Development Committee, and $50,000 for additional services as a director, as approved by the Compensation Committee.

(3)	Dr. Blobel received no compensation for his service on the Board. Compensation paid to Dr. Blobel as President and Chief Executive Officer is disclosed in the Summary Compensation Table herein.
(4)	Dr. Chang’s fees consist of $43,000 for service as a director, $7,500 for service on the Corporate Governance Committee, and $7,500 for service on the Business Development Committee.
(5)	Mr. Hawkins’ fees consist of $43,000 for service as a director, $12,500 for service on the Compensation Committee, $15,000 for service on the Audit Committee, $10,000 for service as Chairman of the Corporate Governance Committee and $20,000 for additional services as a director, as approved by the Compensation Committee.
(6)	Mr. Lapointe’s fees consist of $43,000 for service as a director, $15,000 for service on the Audit Committee, $15,000 for service as Chairman of the Compensation Committee, $10,000 for service as Chairman of the Business Development Committee, and $40,000 for additional services as a director, as approved by the Compensation Committee.
(7)	Mr. Li’s fees consist of $43,000 for service as a director, $15,000 for service on the Audit Committee, $12,500 for service on the Compensation Committee, and $7,500 for service on the Corporate Governance Committee.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2015:

Name	Option Awards
Jon S. Saxe	300,000
Nancy T. Chang, Ph.D.	70,981
Richard J. Hawkins	300,000
Gregg A. Lapointe	235,000
Simon Li	122,500

PROPOSAL NO. 2

NON-BINDING ADVISORY VOTE TO APPROVE NAMED
EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. As described in further detail under the heading “Executive Compensation and Other Matters — Compensation Discussion and Analysis,” our executive compensation philosophy is designed to attract, motivate and retain qualified executives in a highly competitive industry. Our compensation programs are designed to reward performance over a short and long-term basis that aligns our executive officers’ performance with the interests of our stockholders. For fiscal 2015, the principal components for our executive officers’ compensation were cash base salary with variable cash and equity incentives. Please read the “Compensation Discussion and Analysis” beginning on page 28 for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our Named Executive Officers and how our executive compensation programs reflect our philosophy and are linked to the Company’s performance.

We are asking our stockholders to indicate their support for the compensation arrangements with our Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. At our 2011 annual meeting of stockholders held on June 30, 2011, our stockholders voted in favor of holding future “Say-on-Pay” votes on an annual basis. Our Board subsequently determined that such advisory votes shall be held annually at the annual meeting of stockholders.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board or our Compensation Committee, nor will its outcome require the Company, our Board or our Compensation Committee to take any action. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board and our Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the stockholders of SciClone Pharmaceuticals, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers for the fiscal year ended December 31, 2015, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion.”

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the votes cast on this resolution at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the resolution.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION ABOVE, RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL NO. 3

APPROVE ADOPTION OF 2016 EMPLOYEE STOCK PURCHASE PLAN

On February 25, 2016, the Board of the Company adopted the SciClone Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan (the “Purchase Plan”). If approved by the Company’s stockholders, the Purchase Plan authorizes the issuance of up to 2,400,000 shares of the Company’s Common Stock (subject to adjustment for certain changes in the capital structure of the Company) and will replace our existing 1996 Employee Stock Purchase Plan (the “Existing Plan”), which will expire in July 2016. A copy of the proposed Purchase Plan is attached as Appendix A.

The Board believes that the Purchase Plan advances the interests of the Company and its stockholders by providing its employees with an opportunity through payroll deductions to purchase shares of Common Stock and is helpful in attracting, retaining and rewarding valued employees. To permit the Company to continue offering employees a stock purchase opportunity, the Board has adopted the Purchase Plan to replace the expiring Existing Plan. If the stockholders approve the Purchase Plan, it will become effective on the day of the Annual Meeting, and no further offerings of shares will be made under the Existing Plan.

Summary of the Purchase Plan

The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, which is attached as Appendix A to this Proxy Statement.

General Operation.  The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code but also permits us to include our non-United States employees in offerings not intended to qualify under Section 423. Each participant in the Purchase Plan is granted at the beginning of each offering under the Purchase Plan (an “Offering”) the right to purchase (a “Purchase Right”) through accumulated after-tax payroll deductions up to a number of shares of the Common Stock of the Company determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering, unless the participant has withdrawn from participation in the Purchase Plan prior to such date.

Shares Subject to the Purchase Plan.  The Purchase Plan authorizes the sale of an aggregate of 2,400,000 shares of the Company’s Common Stock. If any Purchase Right expires, terminates or is canceled, the shares allocable to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan. To prevent dilution or enlargement of the rights of participants under the Purchase Plan, appropriate and proportionate adjustments to the number of shares subject to the Purchase Plan will be made if any change is made to the outstanding Common Stock by reason of merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or any similar change in the capital structure of the Company not involving the receipt of consideration by the Company.

Administration.  The Purchase Plan is administered by the Compensation Committee or other committee or subcommittee duly appointed by our Board to administer the Plan. Subject to the provisions of the Purchase Plan, the Compensation Committee determines the terms and conditions of Purchase Rights granted under the Purchase Plan. The Compensation Committee will interpret the Purchase Plan and the Purchase Rights granted, and all determinations of the Compensation Committee will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Right.

Eligibility.  Generally, any employee of the Company or any present or future parent or subsidiary corporation of the Company designated by the Compensation Committee for inclusion in the Purchase Plan is eligible to participate in an Offering under the Purchase Plan, so long as the employee is customarily employed for more than 20 hours per week and more than five months in any year. If any local laws applicable to any of our non-United States employees require that participation in the Purchase Plan be extended to additional classes of employees or otherwise impose different terms or restrictions on their participation, those requirements may be satisfied through separate Offerings under the Purchase Plan not intended to qualify under Section 423 of the Code, and such separate Offerings will be treated part of a “Non-423 Plan” component of the Purchase Plan. Employees in certain jurisdictions having unfavorable laws regarding stock purchase plans may be excluded from participating in the Purchase Plan. In any event, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the Purchase Plan. As of March 31, 2016 approximately 18 employees, including three executive officers, would be eligible to participate in the Purchase Plan were it then in effect.

Offerings.  Generally, each Offering under the Purchase Plan will be for a period of three months (an “Offering Period”), with new Offering Periods commencing on the first trading days of March, June, September and December of each year. The Compensation Committee may establish a different term for one or more Offerings, not to exceed 27 months, different beginning or ending dates for any Offering Period, and multiple purchase dates within an Offering Period.

Purchase Price.  The price at which shares are sold under the Purchase Plan in each Offering Period is established by the Compensation Committee but may not be less than 85% of the fair market value per share of Common Stock on the first day of the Offering Period (the “Offering Date”) or the purchase date, whichever is less. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the NASDAQ Global Select Market. On March 31, 2016, the closing price per share of Common Stock was $11.00.

Participation and Payroll Deductions.  Participation in an Offering under the Purchase Plan is limited to eligible employees who deliver a properly completed subscription agreement and, with the exception of non-United States employees for whom local law will not permit such deductions, who authorize payroll deduction contributions under the Purchase Plan prior to the Offering Date of the Offering Period. Payroll deductions may not exceed 15% (or such other rate as the Compensation Committee determines) of an employee’s compensation on any pay day during the Offering Period. The Compensation Committee will specify alternative means for funding share purchases under the Purchase Plan by non-United States employees in jurisdictions where local law will not permit payroll deductions. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

Subject to any uniform limitations or notice requirements imposed by the Company, a participant may decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering. Upon withdrawal, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

Grant of Purchase Rights.  Subject to certain limitations and unless different terms are specified by the Compensation Committee, each participant in an Offering is granted a Purchase Right for a number of whole shares determined by dividing the product of $2,083.33 and the number of months in the Offering Period by the fair market value of a share of our Common Stock on the Offering Date, provided that no participant’s Purchase Right may exceed 333 shares multiplied by the number of months in the Offering Period. In any event, no participant may be granted a Purchase Right that would allow the participant to purchase shares under the Purchase Plan or any other employee stock purchase plan of the Company or any of our subsidiaries having a fair market value (measured on the first day of the Offering Period in which the shares are purchased) exceeding $25,000 for each calendar year in which the Purchase Right is outstanding at any time. Further, the Purchase Plan provides that the maximum number of shares of Common Stock that may be purchased by all participants may not exceed 60,000 shares on any purchase date during an Offering Period of three months duration, unless the Compensation Committee establishes a different limit prior to the Offering Date. Purchase Rights are nontransferable and may only be exercised by the participant.

Purchase of Shares.  On each purchase date, the Company issues to each participant in the Offering the number of shares of the Company’s Common Stock determined by dividing the amount of payroll deductions (or other funds that may have been contributed by certain non-United States participants) accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for that Offering.

Any amounts credited to a participant’s plan account not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Offering Period, or will be refunded in the event the employee chooses not to participate in the Purchase Plan during such Offering Period.

Change in Control of the Company.  The Purchase Plan provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the Purchase Plan) becoming the direct or indirect beneficial owner of more than 50% of the Company’s voting stock; (b) stockholder approval of a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company). If a Change in Control occurs, then, unless the surviving or acquiring corporation assumes or continues the outstanding Purchase Rights or substitutes equivalent rights for such corporation’s shares, the Purchase Plan participants’ accumulated payroll deductions will be applied to purchase shares of the Common Stock in the current Offerings on a date before the Change in Control specified by the Compensation Committee.

Termination or Amendment.  The Purchase Plan will continue until terminated by the Compensation Committee. The Compensation Committee may at any time amend, suspend or terminate the Purchase Plan, except that the approval of the Company’s stockholders is required within twelve months of the adoption of any amendment that either increases the number of shares authorized for issuance under the Purchase Plan or changes the definition of the corporations whose employees may participate in the Purchase Plan.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the United States federal income tax consequences of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the purchase date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss.

If the participant disposes of shares at least two years after the Offering Date and at least one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and the purchase price (determined as if the Purchase Right were exercised on the Offering Date) is recognized as ordinary income in the year of the participant’s death.

If the exercise of a Purchase Right does not constitute an exercise pursuant to an “employee stock purchase plan” under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the purchase date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed for the Company.

New Plan Benefits and Additional Information

Because benefits under the Purchase Plan will depend on employees’ elections to participate and the fair market value of the Company’s Common Stock at various future dates, it is not possible to determine the benefits that will be received by employees if the Purchase Plan is approved by the stockholders. Non-employee Directors are not eligible to participate in the Purchase Plan.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board

The Board believes that the proposed adoption of the Purchase Plan is in the best interests of the Company and its stockholders for the reasons stated above.

THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADOPTION OF THE PURCHASE PLAN.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of our Board has appointed PricewaterhouseCoopers Zhong Tian LLP (“PwC China”), a member firm of the PricewaterhouseCoopers international network of accounting firms, each of which is a separate legal entity, as our independent registered public accounting firm for the fiscal year ending December 31, 2016. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of our independent registered public accounting firm.

A representative of PwC China is expected to be present by telephone at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so. If a representative is present, the representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Effective April 8, 2013, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP (“PwC US”) as the Company’s independent registered public accounting firm to perform independent audit services. A subsequent determination was made that PwC China was better suited to conduct the external audit based upon various facts and circumstances, including the location of the Company’s principal business operations, and after considering relevant regulatory practices and generally accepted auditing standards. Therefore, on January 24, 2014, the Company’s Audit Committee approved the appointment of PwC China as the Company’s independent registered public accounting firm to perform independent audit services beginning with the fiscal year ended December 31, 2013. As of and through the January 17, 2014 date of resignation, PwC US had not issued any reports on the financial statements of the Company for any period. During the period April 8, 2013 through January 17, 2014, there were no disagreements with PwC US on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of PwC US would have caused PwC US to make reference to the matter in an audit report. Although PwC China performed work on components of the Company in support of PwC US services during the period April 8, 2013 through January 17, 2014, neither the Company nor anyone on its behalf had consulted with PwC China regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided by PwC China that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

For 2014 and 2015, PwC China issued an unqualified opinion with respect to the 2014 and 2015 financial statements and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014 and 2015.

Principal Accountant Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2015 and 2014 by our principal accounting firm, PricewaterhouseCoopers Zhong Tian LLP.

	2015	2014
Audit Fees	$1,779,000	$1,674,000
Audit-related Fees	—	—
Tax Fees	4,000	13,000
All Other Fees	—	—
	$1,783,000	$1,687,000

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements and the effectiveness over our internal control over financial reporting, the review of the interim consolidated financial statements included in quarterly reports and services that were normally provided in connection with statutory and regulatory filings or engagements, such as registration statements, as well as out of pocket expenses. Tax fees were for tax compliance services, tax advisory services, and the provision of consultation on tax matters. The Audit Committee’s charter requires the Audit Committee to approve in advance the engagement of the independent registered public accounting firm and the fees and other terms of any such engagement for all audit services and non-audit services. Pre-approval is provided for in the Audit Committee’s charter if the Committee establishes policies and procedures therefor and any pre-approval (i) is detailed as to the particular service or category of services and (ii) does not involve delegation to management of the Committee’s responsibilities and (iii) provides that the independent auditor and management are required, at its next scheduled meeting, to report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with such pre-approval. During fiscal years 2015 and 2014, no fees were approved by the Audit Committee pursuant to the de minimis exception established by the SEC; in particular, all of the tax fees described above were subject to appropriate approvals.

Required Vote

Stockholder ratification of the selection of PwC China as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board however, is submitting the selection of PwC China to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain PwC China. Even if the selection is ratified, the Audit Committee or the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS ZHONG TIAN LLP AS SCICLONE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, California, 95758, a beneficial owner of 500 shares of common stock of the Company, has given notice that he intends to present the following resolution at the Annual Meeting:

Proposal 5 — Shareholder Proxy Access

RESOLVED: Shareholders of SciClone Pharmaceuticals, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;
b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and
c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

Supporting Statement:  Long-term shareholders should have a meaningful voice in nominating directors. The SEC’s universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated, in part due to inadequate cost-benefit analysis. Proxy Access in the United States (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1), a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

Enhance shareholder value. Vote for Shareholder Proxy Access — Proposal 5.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company understands that proxy access is emerging as an important corporate governance issue, and the Board will continue to monitor developments on proxy access. After reviewing the specific proposal presented, the Board does not believe that this proposal would be in the best interests of SciClone’s stockholders and recommends that you vote against this proposal for the following reasons:

This Proposal Does Not Sufficiently Protect the Interests of All Stockholders.  The Board believes that the specific proposal submitted does not adequately safeguard against unintended consequences or abuse by special-interest stockholders. Under our current process, the Company’s proxy materials include director candidates nominated by existing directors who hold fiduciary responsibilities to all stockholders. Nominators under the proposal would not hold such responsibilities, and stockholder-led proxy contests could deter or disrupt qualified individuals from serving on our Board. This proposal is also problematic because it lacks many of the protections previously included in the SEC’s former proxy access rule, Rule 14a-11, as described below:

•	Unlike many other proxy access stockholder proposals, this proposal does not specifically require nominating stockholders to certify that they are not currently seeking to effect a change in control of the Company. While the SEC’s Rule 14a-11 would have required nominating stockholders to certify that they were not holding any of a company’s securities with the purpose, or with the effect, of changing control of the registrant, this proposal only requires the nominator to certify that the required shares were acquired in the ordinary course, without regard to the ongoing purpose (or effect) of the nominator’s holdings. As proxy access is intended to give stockholders increased control over the Board nominees included in the Company’s proxy materials, it should not provide a mechanism for a single stockholder or group of stockholders to unduly influence or effect a change in control of the Company.
•	The proposal fails to require that stockholder nominees have no affiliations with a competitor, and would not require stockholder nominees to satisfy independence requirements or applicable law. Rule 14a-11 provided that proxy access should be limited to nominees that meet objective independence standards and satisfy all applicable legal requirements. The possible burden of engaging in proxy contests against directors, who would cause the company to violate the law and applicable independence requirements if elected, could ultimately harm stockholders.
•	This proposal does not require that the nominating stockholder continue to hold shares through the meeting date. Under this proposal, a nominating stockholder could sell all of its shares prior to the meeting date, which would misalign the interests of the nominating stockholder and Company stockholders. In contrast, Rule 14a-11 would have required a nominating stockholder to hold the shares through the meeting date.
•	This proposal fails to require that the nominating stockholder have ultimate ownership rights over the shares of the Company used to establish eligibility to nominate a director. Since the proposal would not require a nominating stockholder to retain voting and investment power of the shares used to establish eligibility to nominate a director, a stockholder with a net short position in the Company’s stock could still be entitled to make a nomination. Rule 14a-11 provided that proxy access would only be available to stockholders that possessed ultimate ownership rights over the shares.

In addition, this proposal would shift the cost burden of soliciting proxies from a nominating stockholder onto the Company (and ultimately, onto the Company’s stockholders). Currently, such costs would be borne by the stockholder(s) seeking to elect their own Board nominee, which best protects all of the stockholders’ interests. Moreover, with an ownership requirement of just 3% for a period of 3 years, this proposal could allow a stockholder or group of stockholders holding a small percentage of shares for a relatively short period of time to use the Company’s proxy to promote a narrow and/or short-term agenda rather than the long-term interests of all stockholders.

The proposal’s lack of adequate protection against abuse of the proxy access process is misaligned with evolving proxy access standards and could result in proxy access nominations being abused or threatened to promote a narrow agenda. Adopting proxy access on these terms could also pressure the Company’s Board and management to produce short-term results and divert attention away from the long-term interests of our stockholders.

The Company’s Existing Corporate Governance Practices Reflect our Board’s Accountability to Stockholders.  The Corporate Governance Committee maintains a strong commitment to nominating independent directors who are responsive to stockholders’ interests, free of any conflicts of interest, and possess the expertise and leadership skills needed to represent all stockholders and guide our Company to continued success. In determining to recommend that you vote against this proxy access proposal, the Board also took into account the following corporate governance policies at the Company that currently promote responsiveness to stockholders:

•	Our incumbent directors are annually evaluated through formal Board, committee, and director evaluation processes;
•	All directors are elected annually and each term expires at the following Annual Meeting;
•	Uncontested directors are elected only if they receive a majority of the votes cast and agree to be subject to our resignation policy;
•	Under our Bylaws, stockholders have the right to call special meetings at which they can submit proposals, including nomination of director candidates;
•	Stockholders may also submit names of potential director candidates directly to the Board for consideration (see page 10); and
•	We remain engaged with our stockholders regarding a variety of matters, and stockholders are able to communicate with the Board in the manner described in our Corporate Governance Guidelines.

As described above, our director nomination process is accessible to all stockholders, and therefore we do not believe that proxy access as a supplemental director nomination mechanism will benefit our stockholders. Consistent with our responsive corporate governance practices, the Board is committed to considering stockholder perspectives and nominees. The Company’s stockholders already have an effective voice in the nomination, election, and accountability of our directors, and have repeatedly supported our director nominees.

The Corporate Governance Committee Maintains a Strong Commitment to Nominating Independent and Responsive Directors.  The Company has adopted numerous corporate governance practices to reinforce the Board’s accountability to stockholders. Our fully-independent Corporate Governance Committee annually evaluates each individual director and considers the performance, contributions, experience, added value, and skills of each director. Our directors also annually evaluate both their own and one another’s performance through formal evaluation processes. On page 9, under “Director Qualifications,” we discuss the factors considered in assessing the qualifications and skills of a director candidate. By evaluating all of these factors, the Corporate Governance Committee has developed a Board composed of highly successful, innovative, and independent directors who have guided our Company to success.

Proxy Access May Discourage the most Qualified and Competitive Candidates from Joining the Company’s Board.  The Board recognizes that the ability to elect directors is a stockholders’ fundamental right. The Company’s existing corporate governance practices empower and protect that right. The Board intends to continue to monitor developments on proxy access and the Company will discuss proxy access developments with its stockholders as part of its regular stockholder engagement program over the coming year. At the present time, however, in light of the Company’s corporate governance practices and our concerns described above, the Board believes that adoption of this proposal is not in the best long-term interests of our stockholders.

The Board believes that any decision to implement proxy access should be made only after carefully determining that it would enhance stockholder value. Among companies with which SciClone competes for director talent, proxy access remains uncommon. Therefore, the potential for frequent proxy contests would be likely to discourage the most talented and qualified candidates in our industry from agreeing to serve on the Company’s Board. To date, the Company has not identified any director candidates who were nominated by stockholders pursuant to a proxy access proposal. Thus, the Board and Corporate Governance Committee believe that proxy access is neither appropriate nor beneficial for the Company, and adopting proxy access could discourage talented and innovative leaders from agreeing to serve on the Board.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING PROXY ACCESS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of shares of our Common Stock as of March 31, 2016 by:

•	all those known by us to be beneficial owners of more than 5% of our Common Stock;
•	each of our Named Executive Officers identified in the section entitled “Executive Compensation and Other Matters”;
•	each of our directors; and
•	all of our directors and executive officers as a group.

This table is based upon the information supplied to us by officers and directors of the Company and upon information about principal stockholders known to us based on a Schedule 13G or 13D or amendments thereto filed with the SEC. Applicable percentages are based on 49,646,617 shares outstanding on March 31, 2016 provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 31, 2016 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned.

	Shares Beneficially Owned(1)
	Number	Percent
Stockholders
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	5,033,530	9.44%
GL Trade Investment Limited(3) Unit 3001, China World Tower 2 No. 1 Jian Guo Men Wai Avenue Beijing 100004, People’s Republic of China	4,750,116	8.91%
Franklin Resources, Inc.(4) One Franklin Parkway San Mateo, CA 94403-1906	4,454,560	8.35%
Named Executive Officers
Friedhelm Blobel, Ph.D.(5)	2,326,886	4.36%
Wilson W. Cheung(6)	175,834	*
Robert King, Ph.D.(7)	176,425	*
Charles Meng(8)	25,208	*
Hong Zhao(9)	159,167	*
Outside Directors
Jon S. Saxe(10)	372,500	*
Nancy T. Chang, Ph.D.(11)	105,874	*
Richard J. Hawkins(12)	297,500	*
Gregg A. Lapointe(13)	232,500	*
Simon Li(14)	120,000	*
All directors and executive officers as a group (12 persons)(15)	4,069,461	7.63%

*	Less than 1%.

(1)	Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated above, the address for the persons or entities listed below is 950 Tower Lane, Suite 900, Foster City, California 94404.
(2)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 8, 2016 by BlackRock, Inc., a holding company with the following subsidiaries: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management, LLC, and BlackRock Japan Co. Ltd. BlackRock, Inc.’s subsidiaries are the beneficial owners of 5,033,530 shares of the common shares of the Company.
(3)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on February 9, 2016 and amended on February 22, 2016, by GL Trade Investment Limited a China corporation (“GL Trade”). GL Trade includes GL China Opportunities Fund L.P. (“GL Fund”), GL Capital Management GP L.P. (“GL Capital”), GL Capital Management GP Limited (“GL Management”), GL Partners Capital Management Limited (“GL Partners”), and Mr. Zhenfu Li. GL Trade is deemed to be the beneficial owner of 4,750,116 shares of the common stock of the Company. GL Fund owns 100% of GL Trade. GL Capital is the sole general partner of GL Fund. GL Management is the sole general partner of GL Capital. GL Partners owns 51% of the voting interests of GL Management.
(4)	Based on a Schedule 13G/A with the Securities and Exchange Commission on February 10, 2016 by Franklin Resources, Inc. Franklin Resources, Inc. includes its subsidiary Franklin Advisors, Inc.
(5)	Includes 2,121,634 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2016.
(6)	Consists of 175,834 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2016.
(7)	Includes 160,209 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2016.
(8)	Consists of 25,208 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2016.
(9)	Consists of 159,167 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2016.
(10)	Includes 267,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2016.
(11)	Includes 51,815 shares issuable pursuant to options exercisable within 60 days of March 31, 2016.
(12)	Consists of 297,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2016.
(13)	Consists of 232,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2016.
(14)	Consists of 120,000 shares issuable pursuant to options exercisable within 60 days of March 31, 2016.
(15)	Includes 3,680,119 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2016.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

The following table sets forth the name, age and title for each of our executive officers:

Name	Age	Title
Friedhelm Blobel, Ph.D.	67	President and Chief Executive Officer, Director
Wilson W. Cheung	47	Chief Financial Officer, Senior Vice President, Finance and Secretary
Raymond A. Low	59	Vice President, Finance and Controller
Robert King, Ph.D.	53	Senior Vice President, Product Development and Supply Chain
Charles Meng	53	General Counsel and Vice President of Compliance
Lan Xie	43	Vice President Finance, China Chief Financial Officer
Hong Zhao	52	Chief Executive Officer, China Operations

Friedhelm Blobel, Ph.D. is one of our directors as well as our President and Chief Executive Officer, and, as such, his biographical information is included above under “Election of Directors.”

Wilson W. Cheung joined SciClone in July 2013 and serves as Chief Financial Officer, Senior Vice President, Finance and Secretary. Prior to joining SciClone, from 2009 to 2013, Mr. Cheung served in various positions at Velti plc, a publicly traded global mobile marketing and advertising software-as-a-service provider, including most recently as Chief Compliance Officer, Asia Pacific and previously as Chief Financial Officer. From 2004 to 2009, Mr. Cheung served as Chief Financial Officer of AXT, Inc., a publicly traded manufacturer of high performance semi-conductor substrates. Mr. Cheung holds a B.A. degree in Economics/Business from the University of California, Los Angeles (UCLA) and is a Certified Director of Corporate Governance from UCLA’s Executive Program. He is a California Certified Public Accountant (inactive).

Raymond A. Low joined SciClone as Vice President, Finance and Controller in October 2013. Prior to joining SciClone, from 2009 to 2013, Mr. Low served as Chief Financial Officer, and from 2005 to 2009 as Corporate Controller at AXT, Inc., a publicly traded manufacturer of high performance semi-conductor substrates. From 2002 to 2004, Mr. Low was Corporate Controller of Therasense, Inc. (now Abbott Laboratories), a health care products company. Mr. Low is a California Certified Public Accountant and a member of the California Society of CPAs. He is a past member of the Chartered Institute of Management Accountants in the United Kingdom. Mr. Low has an M.B.A. degree from Chadwick University, Alabama, a Bachelor of Accounting Science Honors degree from the University of South Africa, and a Bachelor of Commerce degree from Rhodes University, South Africa.

Robert King, Ph.D. joined SciClone in 2011 and serves as Senior Vice President, Product Development and Supply Chain. Prior to joining SciClone, from 2006 to 2011, Dr. King served as Vice President, Product Development and Manufacturing at Bayhill Therapeutics. From 2003 to 2006, Dr. King was VP, Product Development and Manufacturing at Rinat Neuroscience Corporation (a division of Pfizer Global R&D). From 1993 to 2003, Dr. King held various positions of increasing responsibility at Millennium Pharmaceuticals, formerly Cor Therapeutics, Inc. From 1988 to 1993, Dr. King worked at Scios, formerly California Biotechnology and Molecular Devices Corporation. Dr. King has a Ph.D. in Chemical Engineering from UC Berkeley and a B.S. in Chemical Engineering from the University of Washington.

Charles Meng joined SciClone in February 2014 and serves as General Counsel and Vice President of Compliance. Prior to joining SciClone, from 2012 to 2014, Mr. Meng served as General Legal Counsel and Chief Compliance Officer at Novartis China, a health care products company. Prior to Novartis, from June 2011 to December 2011, Mr. Meng served as Chief Legal Officer of China National Bluestar Co. Ltd. in Beijing, a state-owned chemical company. From 2006 to 2011, Mr. Meng held the position of Legal Director, Greater China Region with AMD (China) Ltd. Mr. Meng earned his LL.B. from Foreign Affairs College in Beijing, his LL.M from the Faculty of Law, Edinburgh University, Scotland, UK, and his J.D. from the College of Law, Ohio State University.

Lan Xie joined SciClone as Vice President Finance, China Chief Financial Officer in August 2012. From 2007 to 2012, Ms. Xie served as Vice President of Finance and Investor Relations at ShangPharma Corporation, a pharmaceutical company. From 2005 to 2007, Ms. Xie served as a senior manager, transaction services, at PricewaterhouseCoopers Zhong Tian LLP in Shanghai and from 2003 to 2005, Ms. Xie served as manager, mergers and acquisitions at Deloitte & Touche in New York. Ms. Xie also served in various finance and accounting positions at Reuters Incorporated and PricewaterhouseCoopers in Boston. She is a Massachusetts certified public accountant and received her M.B.A from INSEAD, Singapore/France.

Hong Zhao joined SciClone as Chief Executive Officer, China Operations, in April 2013. Prior to SciClone, from 2011 to 2013, Mr. Zhao served as Executive Vice President of Simcere Pharmaceutical Group, a manufacturer and supplier of pharmaceuticals in China, where he was responsible for all business operations and had direct reporting responsibility for medical affairs, market access, marketing and sales operations, training and personnel development. Prior to Simcere, from 1999 to 2011, Mr. Zhao held various positions at Novartis China, a health care products company, including most recently, Senior Vice President of Novartis Greater China and General Manager of Novartis Shanghai. Mr. Zhao earned a Bachelor of Medicine degree from Nanjing Medical College and an Executive Masters of Business Administration degree from China European International Business School (CEIBS) in Shanghai.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is intended to provide an explanation of our compensation program relating to fiscal 2015, with particular focus on our Chief Executive Officer (“CEO”) and the other listed executives as presented in the “2015 Summary Compensation Table” that follows this discussion (herein referred to as the “Named Executive Officers”). For 2015, our Named Executive Officers were:

•	Friedhelm Blobel, Ph.D., President and Chief Executive Officer, Director;
•	Wilson W. Cheung, Chief Financial Officer, Senior Vice President, Finance and Secretary;
•	Robert King, Ph.D., Senior Vice President, Product Development and Supply Chain;
•	Charles Meng, General Counsel and Vice President of Compliance; and
•	Hong Zhao, Chief Executive Officer, China Operations.

Overview

The Compensation Committee of the Board administers our executive compensation and benefit programs. The Compensation Committee is comprised of exclusively independent directors and oversees all compensation and benefit programs and actions that affect our executive officers, except that our Board reviews the recommendations of the Compensation Committee and approves the compensation of the Chief Executive Officer.

Compensation Philosophy

We are committed to developing and commercializing innovative products to treat life-threatening diseases particularly for the growing Chinese pharmaceutical market. We are engaged in a competitive industry, and to accomplish this objective, we design our compensation programs to attract, motivate and retain qualified executives dedicated to working towards our short and long-term corporate goals. People are one of our key assets, and we seek to hire employees and executives who share our corporate vision and values and have the skills and motivation to execute on our corporate strategy. In our dynamic work environment, we foster the following corporate values:

•	Compliance and Integrity;
•	Respect;
•	Accountability;
•	Customer-focus; and

•	Teamwork.

Our compensation structure is particularly focused upon rewarding our executives for achieving our publicly stated corporate objectives, and for strong and dedicated performance to the interests of our stockholders.

Objectives of Our Compensation Program

The primary objective of our compensation programs for our executive officers is to attract and retain qualified executives and employees of outstanding ability and potential and to:

•	Motivate executives and employees to work towards completing our overall corporate goals and milestones and their individual employee objectives over the short and long-term;
•	Align our executives’ and employees’ performance with our stockholders’ interests; and
•	Compete effectively with the compensation programs of comparable companies to allow us to compete with our peers for valuable human resources.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance and exceptional effort measured over a short and long-term basis. We seek to align our executives’ performance with the interests of our stockholders. Base salaries, annual cash incentives and the vesting of our equity awards encourage executive retention and provide a balance between short and long-term compensation.

We generally set corporate objectives at the beginning of the fiscal year, against which the performance of our Chief Executive Officer is evaluated for determining adjustments in compensation for the subsequent fiscal year. Certain of these corporate objectives are also objectives of other executives with functional responsibility for a particular objective, or for activities in other functions that will support the achievement of an objective. The objectives for our other executives are set by our Chief Executive Officer. Our corporate objectives typically include revenue, income and other financial objectives, successful commercialization or business development activities and specific organization objectives, including compliance related objectives.

For 2015, our corporate goals included goals regarding the following:

•	Increase overall sales for SciClone;
•	Increase overall operating net profit;
•	Organizational targets;
•	Business and product development goals.

Compensation Process, Role of Management, Independent Compensation Consultants, Peer Group Selection and Benchmarking

Compensation Process, Role of Management

The Compensation Committee is responsible for determining and approving all compensation for our executive officers, except our President and Chief Executive Officer, whose compensation is approved by our full Board. Pursuant to its charter, the Compensation Committee recommends to the full Board the salary, bonus, equity awards and other aspects of the compensation of our President and Chief Executive Officer, approves the salary, bonus targets and bonus payments for other executive officers, approves equity awards to other executive officers and approves all employment, severance and retention agreements applicable to other executive officers. Our Chief Executive Officer participates with the Compensation Committee in its deliberations with respect to the compensation payable to our other executive officers, and typically recommends specific compensation packages for our executive officers based upon his assessment and evaluation of their performance for the prior year. The Chief Executive Officer may not be present during deliberations regarding his own compensation.

Following the end of each fiscal year, our Chief Executive Officer evaluates executive officer performance for the prior fiscal year, other than his own performance, and discusses the results of such evaluations with the Compensation Committee. The Chief Executive Officer also provides his assessment of our performance against our corporate objectives for the fiscal year for evaluation by the Compensation Committee. The Chief Executive Officer’s assessment is based upon subjective factors concerning such officer’s individual business goals and objectives, and the contributions made by the executive officer to our overall results. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary, target bonus, and equity awards, if appropriate, as part of the compensation packages for each executive officer, other than himself, for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and recommends all compensation for the Chief Executive Officer, subject to the review and approval by the full Board. The Chief Executive Officer was not present at the time the Compensation Committee reviewed his performance and discussed his compensation for fiscal 2015.

In addition, at our 2015 annual meeting of stockholders, we provided our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the proxy statement for our 2015 annual meeting. At the 2015 annual meeting, approximately 93% of the votes cast were voted in favor of the Company’s executive compensation program for the prior year. As the stockholder advisory vote was held after the Compensation Committee and the Board had determined the compensation to be paid to the Company’s named executive officers for 2015, the Compensation Committee and the Board did not take such results into account in determining executive compensation for 2015. However, in determining and deciding on executive compensation for fiscal year 2016 and in determining bonus compensation for fiscal 2015, our Compensation Committee took into account the results of the 2015 stockholder advisory vote to approve executive compensation, particularly the strong support expressed by the Company’s stockholders, as one of many factors considered in deciding that the Company’s compensation policies and procedures for 2016 should largely remain consistent with our policies and procedures in prior years.

Independent Compensation Consultants, Peer Group Selection and Benchmarking

In 2015, the Compensation Committee retained Setren to conduct an assessment of our executive officer compensation and advise the Committee regarding optimal allocation of the different elements of executive officer compensation among base salary, bonuses and equity and to recommend target amounts for each element of compensation. The Compensation Committee’s policy is to conduct an in-depth assessment of our executive compensation structure including comparative compensation at comparable companies, using detailed data and recommendations provided by Setren, each year.

The Compensation Committee’s 2015 policy was to target the amount of each element of compensation of the survey data it reviewed at approximately the 50th percentile for executive officers in the United States and in China, and confirmed the applicability of these levels by reference to the results of the review of compensation information. While the 50th percentile was the reference point for compensation decisions, the actual amount paid or awarded varied from that percentile due to various factors the Compensation Committee has taken into account, including individual capabilities and performance, length of current and prior experience in the particular position, initial compensation offered when an executive joins the Company, and the perceived applicability of any set of compensation data for a position to the actual role of the executive in the Company. For 2016, the Compensation Committee’s policy was modified such that compensation for executives in China was targeted at the 75% in order to strongly position itself to retain key executives in the region. The Compensation Committee’s policy for executive officers in the United States was retained at the 50th percentile.

For fiscal 2015 salary, target bonuses and equity awards, the Compensation Committee obtained a written report from Setren regarding executive compensation. In providing advice to the Compensation Committee, Setren provided information based on the Radford Global Life Sciences Survey from Radford, part of Aon Hewitt, a business unit of Aon plc. (“Radford”), which includes the average, median and range amounts of base salary, annual cash incentives and long-term equity incentives from comparable pharmaceutical, biotechnology and medical device companies.

In addition, Setren supplemented the Radford data with its own survey of publicly available information filed by a group of the following peer companies (“Peer Data”) determined in consultation with the Chairman of the Compensation Committee and confirmed by the Compensation Committee:

Aegerion Pharmaceuticals, Inc.	Isis Pharmaceuticals, Inc.
Albany Molecular Research, Inc.	Ironwood Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.
Amphastar Pharmaceuticals, Inc.	Nektar Therapeutics
Anika Therapeutics, Inc.	OraSure Technologies, Inc.
AVEO Pharmaceuticals, Inc.	Sagent Pharmaceuticals, Inc.
Codexis, Inc.	Sequenom, Inc.
Depomed, Inc.	Spectrum Pharmaceuticals, Inc.
Emergent BioSolutions, Inc.	Sucampo Pharmaceuticals, Inc.
Enzo Life Sciences, Inc.	Supernus Pharmaceuticals, Inc.
Genomic Health, Inc.	Targacept, Inc.
Hyperion Therapeutics, Inc.	Vivus, Inc.

The compensation for our executives who are based in China is compared to other similar positions in China and is based on Aon/Hewitt Pharmaceutical Industry Survey (“AON”) survey data.

Setren compared the current base salary of each of our executive officers in the U.S. to the median and the 75th percentile of the Radford data, and the annual cash incentives to the median of the Radford data. Setren compared the current base salary of each of our executive officers in China to the median and the 75th percentile of the AON data, and the annual cash incentives to the median of the AON data. Setren compared the current long term equity incentives for executive officers in the U.S. to the median and 75th percentile of the Peer Data. For executives in the U.S., Setren used both summary Radford data and Peer Data with respect to review of base salary and annual cash incentives. For executives in China, Setren used summary AON data with respect to review of base salary and annual cash incentives. Setren used Peer Data with respect to review of long term equity incentives for U.S. executives and for Charles Meng, our General Counsel and Vice President of Compliance.

Annual Compensation Review for Fiscal 2015

The Compensation Committee’s annual review of executive compensation generally occurs during the first quarter of the fiscal year. In 2016, after reviewing Setren’s written report, meeting with a representative of Setren, and considering recommendations of our Chief Executive Officer, the Compensation Committee reviewed the amount of each element of compensation for our executive officers and reached conclusions about each element of compensation for each executive other than our Chief Executive Officer. The Compensation Committee also made recommendations to the Board as to each element of compensation for our Chief Executive Officer, which recommendations were reviewed and approved by the independent members of the Board.

Elements of Our Compensation Program and How Each Element is Chosen

The key elements of our compensation program for executives and employees consist of base salary, annual cash incentives and long-term equity incentives. Our compensation package also includes a comprehensive benefits package of healthcare, disability and insurance coverage as well as a 401(k) plan. Our equity and retirement plans have vesting schedules to encourage employee retention and a long-term commitment towards advancing our corporate objectives. The elements of our compensation programs are varied to achieve the following balances:

•	Fixed and variable compensation to reward individual and corporate performance;
•	Cash and equity compensation to align an executive’s performance with our stockholders’ interests; and
•	Short and long-term compensation to encourage retention and reward long-term service.

Base Salary

Base salaries for executive officers and other officers are targeted at a competitive market level, which in 2015 was the 50th percentile of the Radford and AON surveys and the Peer Data, on a position-by-position basis with individual variations explained by differences in experience, skills and sustained performance. The Compensation Committee reviews the executive officers’ salaries on an annual basis.

In consultation with the Compensation Committee, the Company determined to increase overall employee salaries for fiscal 2015 for merit, promotion and market adjustments by approximately 4% in the U.S., 5% in Hong Kong and 8.5% in China.

When setting each element of compensation for fiscal 2015, the Compensation Committee discussed the Company’s overall salary increases for the fiscal year, the Setren report described above, the summary survey data included in the report as it relates to each of our executive officers, and for the executive officers other than himself, the recommendations of our Chief Executive Officer.

For Dr. Blobel, the Compensation Committee approved an approximately 6% increase in his salary which continued to be less than the 50th percentile of the peer companies included in the Peer Data.

Name	2014 Base Salary ($)		2015 Base Salary ($)	% Increase
Friedhelm Blobel, Ph.D.	566,500		600,000	6%
Wilson W. Cheung	356,500		374,325	5%
Robert King, Ph.D.	320,800		333,632	4%
Charles Meng	388,910	(1)	396,651	2%
Hong Zhao	423,810		457,379	8%

(1)	This amount represents Mr. Meng’s 2014 base salary. His actual compensation for 2014 was $348,283 on a pro-rated basis from his employment start date on February 9, 2014 through December 31, 2014.

As discussed in the footnotes to the 2015 Summary Compensation Table, Mr. Meng, and Mr. Zhao are paid in Chinese Yuan Renminbi (“RMB”). In RMB, Mr. Zhao’s base salary increased 10%, between fiscal 2014 and fiscal 2015. However, as a result of exchange rate fluctuations between the U.S. dollar and RMB, when reported in U.S. dollars, the percentage increase of Mr. Zhao’s base salary was 8%. In RMB, Mr. Meng’s base salary increased 4% between fiscal 2014 and fiscal 2015. However, as a result of exchange rate fluctuations between the U.S. dollar and RMB, when reported in U.S. dollars, the percentage increase of Mr. Meng’s base salary was 2%.

Annual Cash Incentives

We provide annual cash incentives in the form of cash bonuses intended to motivate employees to achieve our overall corporate goals and their individual employee objectives. For executive officers, these annual cash incentives are paid pursuant to our executive incentive plan. Incentive bonuses are based on a percentage of cash compensation and account for a significant percentage of each executive officer’s potential compensation, putting a significant percentage of total compensation at risk based on achievement of both corporate and individual objectives. Executive officers may earn up to 150% of their individual cash incentive target depending upon the Compensation Committee’s assessment of performance in relation to their predetermined objectives. Our other employees are also eligible to receive annual cash incentives, which typically account for a smaller percentage of total compensation.

At the beginning of each fiscal year, the Compensation Committee reviews each officer’s annual cash incentive targets, determined as a percentage of base salary and determines whether to adjust such targets. For newly hired executives, the Compensation Committee reviews and considers the terms of their proposed offers and approves the elements of their compensation at the time of their offer of employment. The percentages for the cash incentive plan for fiscal 2015 were 60% of base salary for Dr. Blobel, 40% of base salary for Mr. Cheung, 35% of base salary for Dr. King, 35% base salary for Mr. Meng, and 40% of base salary for Mr. Zhao. Commencing in the last quarter of each fiscal year, the Compensation Committee, in conjunction with the Board and CEO, develops our overall corporate objectives for the next fiscal year and weights the value of each of those objectives, finalizing the corporate objectives in the first quarter of the next fiscal year. The corporate objectives serve as the individual objectives for Dr. Blobel. The other Named Executive Officer’s goals are proposed by Dr. Blobel and reviewed and approved by the Compensation Committee after the corporate objectives have been determined. Generally, each of the Named Executive Officer goals relate to the achievement of our corporate goals, but executives may have goals that vary from the corporate goals based upon their individual responsibilities. Financial objectives in both the corporate and individuals goals are determined in a manner consistent with the Company’s annual operating budget. In particular as to any financial goals as to which the Company provides guidance, the related corporate or individual objective is set within the range of our initial guidance first published for that fiscal year. Our corporate goals include goals for implementation and improvement of our compliance program.

As part of its effort to continuously improve our executive compensation process, in March 2013, the Compensation Committee adopted amendments to the executive incentive plan related to bonus payments. Pursuant to the terms of the amended plan, in order for any bonus to be paid under the executive incentive plan, the Compensation Committee must determine that total achievement against goals is at least 60%, (ii) the Compensation Committee may make discretionary bonus awards of up to 25% of the executive’s target bonus for unanticipated outstanding achievement and (iii) the total pay-out under the plan may not exceed 150% of the target amount. The actual cash incentive award earned is determined by the Compensation Committee’s judgment in its discretion of the relative attainment of our overall corporate performance objectives, the relative attainment of individual employee performance objectives, and the individual’s performance in relation to the objectives subject to targeted overall compensation. Some of these judgments are subjective. However, the Compensation Committee is increasingly using formulas for determining the amount of bonus to be awarded in the case of over or under achievement against goals, and particularly financial goals. In addition, while the Compensation Committee’s decisions are focused primarily upon the achievement against specific goals, it does consider its overall assessment of corporate performance and individual performance in the process of making final decisions as to bonus awards. Cash incentive awards are typically paid in the year following the year for which performance is evaluated.

Our corporate objectives for fiscal 2015, which were also Dr. Blobel’s objectives, were as follows, weighted as indicated:

Corporate Objectives	Weight
• Achieve (i) revenues in excess of $160.0 million and (ii) target ZADAXIN sales	25%
• Achieve non-GAAP operating profit of $38.5 million and earnings per share of $0.20 the second quarter after the government settlement, if applicable	25%
• Achieve organizational targets	10%
• Achieve business development goals	30%
• Achieve product development goals	10%

Achievement of our corporate objectives for 2015 was also subject to a gating requirement that the Company meet internal compliance goals, including continued efforts to strengthen the Company’s compliance environment and continued cooperation with the government investigations conducted by the SEC and Department of Justice, which were fully resolved in February 2016. The Compensation Committee determined that the Company met the gating requirement.

Decisions regarding compensation of our other Named Executive Officer’s goals are based on the officer’s achievements with respect to their individual goals, and, with respect to our corporate goals, individual achievements in support of the corporate goals. In some cases, in evaluating the individual officers, achievement goals are adjusted to reflect changes in key assumptions or external factors impacting the business.

The following is a summary of the key individual goals for 2015 for each of our other Named Executive Officers:

Executive Officer	Summary of Key Individual Goals	Weight
Wilson W. Cheung	• Achieve a year-end target for the combination of cash balance and investments above $70.8 million	15%
	• Achieve non-GAAP operating profit of $38.5 million and earnings per share of $0.20 the second quarter after the government settlement, if applicable	25%
	• Achieve financial and management reporting project targets	20%
	• Manage finance and information technology projects	10%
	• Maintain effective internal controls	10%
	• Increase investor relations activities and relationships with analysts	20%
Robert King, Ph.D.	• Achieve regulatory approval for facility changes and complete certain manufacturing process improvements	15%
	• Achieve targeted ZADAXIN finished product inventory	20%
	• Initiate clinical trial with ZADAXIN	15%
	• Achieve ZADAXIN manufacturing goal	15%
	• Initiate clinical trial in China	10%
	• Achieve business development goals	25%
Charles Meng	• Lead GSP Licence team	15%
	• Establish and implement compliance strategy and review compliance policies	25%
	• Develop and improve policies and analytics	15%
	• Achieve organizational compliance targets	15%
	• Provide legal support to sales and business development teams	20%
	• Provide legal support to human resources	10%
Hong Zhao	• Achieve (i) revenues in China of $155.6 million and (ii) target ZADAXIN sales	30%
	• Achieve non-GAAP operating income in China of $56.5 million	20%
	• Achieve operational targets in China	25%
	• Achieve business and product development goals	25%

The target levels for these performance measures may be expressed on an absolute basis or relative to a standard specified by the Compensation Committee. The degree of attainment of financial performance measures will be calculated in accordance with the written goal but prior to the accrual or payment of any performance award for the same performance period and excluding the effect (whether positive or negative) of changes in accounting standards or any unusual or infrequently occurring event or transaction occurring after the establishment of the performance goals applicable to a performance award. A goal may be based upon generally accepted accounting principles (“GAAP”) or according to criteria established by the Compensation Committee, may exclude certain items. For purposes of calculating achievement of the non-GAAP net operating profit and non-GAAP earnings per share goals for fiscal 2015, the Compensation Committee determined that amounts relating to the stock-based compensation, government settlement, and milestone fees related to in-licensing were excluded.

The Compensation Committee made the following determinations with respect to achievement of corporate goals and individual goals for fiscal 2015. With respect to the performance of Mr. Cheung, Dr. King, Mr. Meng, and Mr. Zhao, the Compensation Committee relied primarily on Dr. Blobel’s assessment of their performance as to goals other than our revenue and net operating profit goals.

Financial Goals.  The Compensation Committee determined that we achieved our revenue goals worldwide, including our revenue goals in China, exceeded the minimum goal for ZADAXIN sales and exceeded our year end cash balance and investment goal. Based upon formulas for these financial goals Dr. Blobel and Mr. Zhao received 111.8% and 109.6% credit, respectively, for their revenue and ZADAXIN sales goals. Dr. Blobel, Mr. Cheung and Mr. Zhao each received 150% credit for their non-GAAP operating net profit and earnings per share goals. Mr. Cheung received 150% credit for his cash and investments goals.

Business Development Goals.  The Compensation Committee determined that Dr. Blobel, Dr. King, Mr. Meng and Mr. Zhao received 100%, 100%, 90%, and 20% credit, respectively, for achievement of their business development goals.

Product Development Goals.  The Compensation Committee determined that Dr. Blobel, Mr. Zhao, and Dr. King received 45.6%, 80% and 90 – 100%, respectively, for achievement of their product development goals.

Organizational Goals.  The Compensation Committee determined that we made progress in our human resources and corporate structuring goals. As a result, Dr. Blobel received 130% and Mr. Zhao received 90 – 120% credit for those portions of their individual goals.

Internal Controls, Compliance and Audit Goals.  The Compensation Committee determined that we had implemented and executed satisfactory internal control and audit programs that substantially met or exceeded our goals. As a result, Mr. Cheung received 120% credit for his internal control and audit goals. Mr. Meng received 100 – 130% credit for his compliance goals.

Manufacturing Goals.  The Compensation Committee determined that Dr. King received 100 – 125% credit for achievement of his manufacturing goals.

Other Goals.  The Compensation Committee reviewed each of the other goals and determined that Mr. Cheung had achieved 62.5 – 95% related to his other goals, Mr. Meng had achieved 40 – 120% related to his other goals, and Mr. Zhao had received 90 – 95% for his other goals. Dr. Blobel also received credit equal to 17% of his total target bonus based upon his overall exceptional performance.

The Compensation Committee reviewed its initial assessment of achievement against our Corporate Objectives with the Board before making a final determination as to Dr. Blobel’s bonus.

Based on the assessments of the achievement in 2015 of the corporate performance objectives and the individual objectives described above, the Compensation Committee approved a $468,000 bonus for Dr. Blobel (78% of his base salary compared to his target of 60%), a $194,649 bonus for Mr. Cheung (52% of his base salary, compared to his 40% target), a $138,958 bonus for Dr. King (42% of his base salary compared to his target of 35%), a $127,611 bonus for Mr. Meng (33% of his base salary compared to his target of 35%), and a $230,383 bonus for Mr. Zhao (52% of his base salary, compared to his 40% target).

Mr. Meng and Mr. Zhao’s bonuses earned as a percentage of base salary of 33% and 52%, respectively, were calculated based on RMB. However, as a result of exchange rate fluctuations between the U.S. dollar and RMB, when reported in U.S. dollars, the percentage of bonuses earned compared to base salary was 32% for Mr. Meng and was 50% for Mr. Zhao.

Long-Term Incentives for the CEO

In 2015, the Compensation Committee determined that the best way to continue to align Dr. Blobel’s long-term incentive with the interests of stockholders was to award Dr. Blobel a combination of restricted stock units and stock options. Based upon the recommendation of the Compensation Committee, the Board granted Dr. Blobel 20,000 restricted stock units effective as of March 16, 2015 that will vest in four equal annual installments on the anniversaries of the grant date or on such later date as the Company’s trading window opens if it is not open on any vesting date. Also, the Board granted to Dr. Blobel 150,000 restricted stock units on April 3, 2015 that will vest at the rate of 33.33% on January 4, 2016, 33.33% on January 3, 2017 and 33.34% on January 2, 2018, or on such later date thereafter as the Company’s trading window opens if it is not open on any vesting date. The Board also granted Dr. Blobel 140,000 options to purchase common stock of the Company on March 16, 2015, subject to time based vesting over four years.

Finally, the Board granted Dr. Blobel 150,000 performance-based restricted stock units effective as of April 3, 2015. Up to one half of the units will be earned and become vested on the first business day of 2018 based on the extent to which the Company’s 2017 global revenue meets or exceeds specified levels. Up to the remaining half of the units will be earned and become vested on the first business day of 2018 based on the extent to which the Company has achieved specified geographical expansion and product development goals between the award’s grant date and December 31, 2017. The number of units that may be earned will be subject to reduction if, during the applicable vesting period, the Company identifies a material weakness in its internal control over financial reporting or determines that the Company has not sufficiently addressed specified priorities regarding continued and strengthened compliance with respect to Foreign Corrupt Practices Act matters. The units will vest in full if a change in control of the Company occurs prior to the Compensation Committee’s determination of the number of units earned based on achievement of the performance goals, provided that Dr. Blobel’s service with the Company has not previously terminated. If Dr. Blobel’s service is terminated by the Company without cause before the units have otherwise vested, then the units will vest to the extent that the performance goals are actually attained.

The vesting of all restricted stock units, other than the foregoing performance-based restricted stock units, granted to Dr. Blobel will accelerate upon the same terms and conditions as the stock options as set forth in the Blobel Agreements described below under “Potential Payments upon Termination or Change-in-Control.”

Long-Term Equity Incentives

We provide long-term equity incentives to motivate employees to achieve individual and corporate objectives and align interests of employees with those of stockholders. Our long-term equity incentives for executive officers and employees currently consist of options and restricted stock unit awards granted under our equity plans. Stock options granted under equity plans to our Named Executive Officers generally vest over a four-year period, providing incentive to create value for our stockholders over the long-term since the full benefit of the option cannot be realized unless the employee remains with us and stock price appreciation occurs over a number of years. Restricted stock unit awards granted to our Named Executive Officers generally vest in four equal annual installments on the anniversaries of the grant date or on such later date as the Company’s trading window opens if it is not open on any vesting date.

The Compensation Committee has typically granted equity awards to executive employees upon commencement of employment and has granted additional equity awards following a significant change in job responsibility, scope or title or a particularly noteworthy corporate or individual achievement. For any newly-hired executive officer, any promotion to executive officer or any other grant to executive officers, the Compensation Committee makes its determinations after analyzing comparable compensation data from biotechnology companies, as described above under “Independent Compensation Consultants, Peer Group Selection and Benchmarking.” In addition, as part of our annual compensation review, key employees of the Company, including our executives, are generally awarded a stock option or other equity grant. During 2015, our executive officers were each granted equity awards based on the Committee’s evaluation of prior and anticipated individual contribution to the performance of the Company.

The Board’s policy is that the grant date of equity awards granted at a meeting of the Compensation Committee or the Board held between the end of any fiscal quarter and the public announcement of the financial results of such quarter be a pre-determined number of days after such public announcement of financial results. The Board’s grants of options in 2013, 2014 and 2015 complied with this policy.

Effective April 3, 2015, the Compensation Committee also granted to Messrs. Cheung and Zhao 75,000 restricted stock units that will vest at the rate of 33.33% on January 4, 2016, 33.33% on January 3, 2017 and 33.34% on January 2, 2018, or on such later date thereafter as the Company’s trading window opens if it is not open on any vesting date. In addition, effective April 3, 2015, the Compensation Committee granted awards consisting of 75,000 performance-based restricted stock units to each of Messrs. Cheung and Zhao. These awards will be earned and become vested on the same basis as the performance-based restricted stock unit award granted to Dr. Blobel and described in “Long-Term Incentives for the CEO.”

At present, we do not have any equity or security ownership requirements for our executive officers.

Change in Control and Termination Benefits

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable upon termination in certain situations. All such benefits extended to our executive officers are approved by the Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with other biotechnology companies of similar size with which we compete for talent. All such agreements with the Named Executive Officers are described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this Proxy Statement.

We have entered into Employee Retention Agreements with our executive officers with the goal of retaining such executive officers during the pendency of a proposed change in control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the Employee Retention Agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the executive officers’ interests with those of our stockholders in change in control transactions. A description of the terms and conditions of such Employee Retention Agreements is set forth in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this Proxy Statement.

Tax Considerations

In its deliberations regarding compensation for 2015, the Compensation Committee considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a deduction for any publicly-held corporation for payment of individual compensation exceeding $1,000,000 in any taxable year to the Chief Executive Officer or any of three other most highly compensated executive officers (excluding the principal financial officer), unless such compensation meets the requirements for the performance-based exception to the general rule. Income resulting from options and performance-based restricted stock unit awards granted under the 2005 and 2015 Equity Incentive Plans should qualify for this exception. The Compensation Committee intends to continue to consider the impact of Section 162(m) on the deductibility of future executive compensation but reserves the right to provide for compensation to executive officers that may not be fully deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2015 and this Proxy Statement. The material in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, will be deemed “furnished” in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2015, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as a result of furnishing the disclosure in this manner.

Respectfully submitted by the Compensation Committee,

Gregg A. Lapointe, Richard J. Hawkins, and Simon Li

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2015, 2014 and 2013 by our Named Executive Officers:

Summary Compensation Table

Name	Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)		Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Friedhelm Blobel, Ph.D. President and Chief Executive Officer (Principal Executive Officer)	2015	600,000		61,200	(6)	1,690,288	(7)	586,670		406,800	—	16,191	(8)	3,361,149
	2014	566,500		—		31,640		459,080		441,870	—	15,691		1,514,781
	2013	550,000		—		317,100		495,680		244,596	—	15,691		1,623,067
Wilson W. Cheung Chief Financial Officer and Senior Vice President, Finance (Principal Financial Officer)	2015	374,325		—		862,804	(9)	352,002		194,649	—	9,810		1,793,590
	2014	356,500		—		—		160,678		202,380	—	6,810		726,368
	2013	160,417	(10)	—		298,500		313,890		62,210	—	270		835,287
Robert King, Ph.D. Senior Vice President, Product Development & Supply Chain	2015	333,632		—		70,640		234,668		138,958	—	13,242		791,140

Charles Meng(11) General Counsel and Vice President of Compliance	2015	396,651	(12)	—		26,490		88,001		127,611	—	4,112		642,865
	2014	348,283	(13)	99,943	(14)	—		183,632		124,123	—	3,451		759,432

Hong Zhao(11) Chief Executive Officer, China Operations	2015	457,379	(15)	—		862,804	(9)	352,002		230,383	—	847		1,903,415
	2014	423,810	(16)	119,590		—		229,540		219,230	—	840		993,010
	2013	298,985	(17)	73,221	(18)	231,000		—	(19)	95,675	—	480		699,361

(1)	Reflects annual base salary for 2015, 2014 and 2013 respectively, and includes amounts (if any) deferred at the Named Executive Officer’s option under our 401(k) plan.
(2)	Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under our executive incentive plan. See “Compensation Disclosure and Analysis-Overview.”
(3)	Represents the aggregate grant-date fair value of the restricted stock units awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Notes to our Consolidated Financial Statements for the year ended December 31, 2015, included in our Annual Report on form 10-K for such fiscal year. The aggregate grant-date fair value of the performance-based restricted stock unit awards included for each applicable fiscal year is calculated in accordance with FASB ASC 718 based on the probable outcome of the attainment of one or more pre-established performance objectives, excluding the impact of estimated forfeitures.
(4)	Represents the aggregate grant-date fair value of the stock options awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Notes to our Consolidated Financial Statements for the year ended December 31, 2015, included in our Annual Report on Form 10-K for such fiscal year. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.
(5)	Reflects incentive cash compensation earned by our executive officers under our executive incentive plan for performance in the year indicated, although such non-equity incentive plan compensation is generally paid in the year following performance.

(6)	For 2015, Dr. Blobel received a bonus amount of $61,200 for his additional responsibilities assumed and his overall exceptional performance during the fiscal year ended December 31, 2015, as determined by the Compensation Committee. Although the bonus was related to performance for the year ended December 31, 2015, the amount was paid to Dr. Blobel in 2016.
(7)	Includes a performance restricted stock unit award having a grant-date fair value of $168,188 based upon the probable outcome of the performance conditions. The value of the award at its grant date is $1,345,500 assuming that the highest level of performance conditions will be achieved.
(8)	This amount represents (i) $12,000 for matching contributions under our 401(k) plan and (ii) $4,191 for life insurance premiums.
(9)	For Mr. Cheung and Mr. Zhao includes performance restricted stock unit awards having grant-date fair values of $84,094 for each based upon the probable outcome of the performance conditions. The value of each award at its grant date is $672,750 assuming that the highest level of performance conditions will be achieved.
(10)	Mr. Cheung began employment with the Company on July 16, 2013 and his 2013 salary includes amounts from July 16, 2013 through December 31, 2013.
(11)	The Company generally sets and pays cash-based compensation (including for all of our Named Executive Officers) in the local currency of the country of service. Accordingly, Mr. Meng and Mr. Zhao are paid in RMB and the U.S. dollar amounts disclosed for fiscal 2015, 2014 and 2013 have been converted from RMB. Fiscal salary and other compensation amounts were converted using an average exchange rate and non-equity incentive compensation was converted using the exchange rate as of December 31 for the fiscal year of performance. Restricted stock unit and option awards are valued in U.S. dollars; therefore, no foreign currency conversion occurs. Other bonus amounts were converted to RMB at exchange rates applicable at the time of payment.
(12)	For 2015, Mr. Meng’s salary amount of $396,651 includes $269,322 of salary and $127,329 for rent and living expenses.
(13)	Mr. Meng began employment with the Company on February 9, 2014 and his 2014 salary includes amounts from February 9, 2014 through December 31, 2014. For 2014, Mr. Meng’s salary amount of $348,283 includes $232,188 of salary and $116,095 for rent and living expenses.
(14)	For 2014, Mr. Meng’s bonus amount of $99,943 reflects a sign-on bonus paid in 2014. Although the amount was paid to Mr. Meng in 2014, the amount was not considered earned until the completion of at least 18 months of service by Mr. Meng with the Company, which occurred in August 2015.
(15)	For 2015, Mr. Zhao’s salary amount of $457,379 includes $353,166 of salary and $104,213 for rent and living expenses.
(16)	For 2014, Mr. Zhao’s salary amount of $423,810 includes $318,075 of salary and $105,735 for rent and living expenses.
(17)	Mr. Zhao began employment with the Company on April 1, 2013 and his 2013 salary includes amounts from April 1, 2013 through December 31, 2013. For 2013, Mr. Zhao’s salary amount of $298,985 includes $225,764 of salary and $73,221 for rent and living expenses.
(18)	For 2013, Mr. Zhao’s bonus amount of $73,221 includes $48,814 for a sign-on bonus for joining SciClone on April 1, 2013 and $24,407 for his additional responsibilities assumed during the fiscal year ended December 31, 2013 as determined by the Compensation Committee. Although the sign-on bonus amount of $48,814 was paid to Mr. Zhao in 2013, the amount was not considered fully earned until the first anniversary of his start date which occurred on April 1, 2014. Although the bonus of $24,407 was related to performance for the year ended December 31, 2013, the amount was paid to Mr. Zhao in 2014.
(19)	For 2013, Mr. Zhao received an option award subject to performance conditions having a grant-date fair values of $0 based upon the probable outcome of the performance conditions. The value of the award at the grant date is $126,392 assuming that the highest level of performance conditions will be achieved.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards, granted during the fiscal year ended December 31, 2015 to our Named Executive Officers.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards; Number of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Maximum (#)
Friedhelm Blobel, Ph.D.
Bonus Plan			216,000	360,000	540,000
Stock Award(4)	3/16/2015	2/25/2015						20,000			176,600
Stock Award(5)	4/3/2015	2/25/2015						150,000			1,345,500
Stock Award	4/3/2015	2/25/2015				18,750	150,000				1,345,500
Option Award(6)	3/16/2015	2/25/2015							140,000	8.83	586,670
Wilson W. Cheung
Bonus Plan			89,838	149,730	224,595
Stock Award(4)	3/16/2015	2/25/2015						12,000			105,960
Stock Award(5)	4/3/2015	2/25/2015						75,000			672,750
Stock Award	4/3/2015	2/25/2015				9,375	75,000				672,750
Option Award(6)	3/16/2015	2/25/2015							84,000	8.83	352,002
Robert King, Ph.D.
Bonus Plan			70,063	116,771	175,157
Stock Award(4)	3/16/2015	2/25/2015						8,000			70,640
Option Award(6)	3/16/2015	2/25/2015							56,000	8.83	234,668
Charles Meng
Bonus Plan			83,297	138,828	208,242
Stock Award(4)	3/16/2015	2/25/2015						3,000			26,490
Option Award(6)	3/16/2015	2/25/2015							21,000	8.83	88,001
Hong Zhao
Bonus Plan			109,771	182,952	274,427
Stock Award(4)	3/16/2015	2/25/2015						12,000			105,960
Stock Award(5)	4/3/2015	2/25/2015						75,000			672,750
Stock Award	4/3/2015	2/25/2015				9,375	75,000				672,750
Option Award(6)	3/16/2015	2/25/2015							84,000	8.83	352,002

(1)	These columns show the threshold, target and maximum potential payouts under our executive incentive plan for each of the Named Executive Officers. The threshold payouts, target payouts and maximum payouts listed represent the threshold, target and maximum amounts payable based upon achievement of objectives established by the Compensation Committee at the beginning of each fiscal year and described above in the section entitled “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen, Annual Incentive Compensation.” Actual payouts under the executive incentive plan for the fiscal years ended December 31, 2013, 2014 and 2015 are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)	These columns show the threshold and maximum potential payouts under restricted stock unit awards with performance-based vesting granted under our 2005 Equity Incentive Plan. These awards have no target payout. Up to 50% of these awards will vest on the first business day in 2018 based upon the achievement of specified 2017 global revenue goals, while up to the remaining 50% will vest at the same time based on the achievement of specified geographical expansion and product development goals between the award’s grant date and December 31, 2017, although the portions of these awards that would otherwise vest may be reduced by the Compensation Committee under specified circumstances. Vesting will be accelerated in full upon a change in control of the Company occurring before the achievement of the performance goals has been certified by the Compensation Committee. A further description of these awards is contained in “Compensation Discussion and Analysis — Long-Term Incentives for the CEO.”
(3)	Represents the aggregate grant-date fair value of the stock and options awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Notes to our Consolidated Financial Statements for the year ended December 31, 2015, included in our Annual Report on Form 10-K for such fiscal year. The actual value, if any, that an executive may realize on each option award will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.
(4)	Represents a restricted stock unit award that will vest 25% on March 16, 2016, 25% on March 16, 2017, 25% on March 16, 2018, and 25% on March 16, 2019 or on such later date thereafter as the Company’s trading window opens if it is not open on such dates.
(5)	Represents a restricted stock unit award that will vest 33.33% on January 4, 2016, 33.33% on January 3, 2017 and 33.34% on January 2, 2018 or on such later date thereafter as the Company’s trading window opens if it is not open on any vesting date.
(6)	Amounts shown represent options issued under our 2005 Equity Incentive Plan. Contingent upon the executive’s continued employment, one-quarter of the options vest twelve months following the grant date and the balance vest monthly over the following three years. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years.

The equity awards granted to all of our Named Executive Officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our Named Executive Officers is included in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our Named Executive Officers and outstanding as of December 31, 2015.

Outstanding Equity Awards at December 31, 2015

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards
		Exercisable	Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options							Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Friedhelm Blobel, Ph.D.	6/2/2006	710,000	—	—		2.49	6/2/2016	—		—	—		—
	3/18/2008	250,000	—	—		1.81	3/18/2018	—		—	—		—
	3/6/2009	200,000	—	—		1.08	3/6/2019	—		—	—		—
	3/5/2010	300,000	—	—		3.55	3/5/2020	—		—	—		—
	5/12/2011	150,000	—	—		5.13	5/12/2021	—		—	—		—
	3/15/2012	187,500	12,500	—		6.22	3/15/2022	—		—	—		—
	4/4/2013	133,333	66,667	—		4.53	4/4/2023	—		—	—		—
	3/14/2014	87,500	112,500	—		4.52	3/14/2024	—		—	—		—
	3/16/2015	—	140,000	—		8.83	3/16/2025	—		—	—		—
	3/14/2014	—	—	—		—	—	3,500	(4)	32,200	—		—
	3/16/2015	—	—	—		—	—	20,000		184,000	—		—
	4/3/2015	—	—	—		—	—	150,000	(5)	1,380,000	—		—
	4/3/2015	—	—	—		—	—	—		—	18,750	(6)	172,500
Wilson W. Cheung	8/9/2013	80,208	19,792	—		5.97	8/9/2023	—		—	—		—
	3/14/2014	30,625	39,375	—		4.52	3/14/2024	—		—	—		—
	3/16/2015	—	84,000	—		8.83	3/16/2025	—		—	—		—
	8/9/2013	—	—	—		—	—	25,000	(7)	230,000	—		—
	3/16/2015	—	—	—		—	—	12,000		110,400	—		—
	4/3/2015	—	—	—		—	—	75,000	(5)	690,000	—		—
	4/3/2015	—	—	—		—	—	—		—	9,375	(6)	86,250
Robert King, Ph.D.	6/1/2011	60,000	—	—		5.76	6/1/2021	—		—	—		—
	4/4/2013	33,333	16,667	—		4.53	4/4/2023	—		—	—		—
	3/14/2014	35,000	45,000	—		4.52	3/14/2024	—		—	—		—
	3/16/2015	—	56,000	—		8.83	3/16/2025	—		—	—		—
	3/16/2015	—	—	—		—	—	8,000		73,600	—		—
Charles Meng	3/14/2014	10,000	43,333	—		4.52	3/14/2024	—		—	—		—
	3/16/2015	—	21,000	—		8.83	3/16/2025	—		—	—		—
	3/16/2015	—	—	—		—	—	3,000		27,600	—		—
Hong Zhao	4/1/2013	—	—	50,000	(8)	4.62	4/1/2023	—		—	—		—
	3/14/2014	33,750	56,250	—		4.52	3/14/2024	—		—	—		—
	3/16/2015	—	84,000	—		8.83	3/16/2025	—		—	—		—
	4/1/2013	—	—	—		—	—	25,000	(9)	230,000	—		—
	3/16/2015	—	—	—		—	—	12,000		110,400	—		—
	4/3/2015	—	—	—		—	—	75,000	(5)	690,000	—		—
	4/3/2015	—	—	—		—	—	—		—	9,375	(6)	86,250

(1)	Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. Vesting may accelerate under certain circumstances for certain options, as described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

(2)	Except as otherwise noted, each stock award vests in four equal annual installments on the anniversaries of the grant date or on such later date as the Company’s trading window opens if it is not open on any vesting date.
(3)	Assumes a price per share of our common stock equal to $9.20, the closing market price on December 31, 2015.
(4)	Dr. Blobel’s restricted stock unit award vests on February 20, 2016, or on such later date thereafter as the Company’s trading window opens if it is not open on February 20, 2016.
(5)	Dr. Blobel, Mr. Cheung and Mr. Zhao were granted restricted stock units that will vest at the rate of 33.33% on January 4, 2016, 33.33% on January 3, 2017, and 33.34% on January 2, 2018, or on such later date thereafter as the Company’s trading window opens if it is not open any vesting date.
(6)	Dr. Blobel, Mr. Cheung and Mr. Zhao were granted restricted stock unit awards with performance-based vesting as described in “Elements of Our Compensation Program and How Each Element is Chosen — Long-Term Incentives for the CEO” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.
(7)	Mr. Cheung’s restricted stock unit award vests 12,500 shares each on July 16, 2016 and 2017, respectively, or on such later date thereafter as the Company’s trading window opens if it is not open any vesting date.
(8)	Mr. Zhao received an option award subject to performance conditions that will vest if 2016 China revenue meets or exceeds specified levels.
(9)	Mr. Zhao’s restricted stock unit award vests 12,500 shares each on April 1, 2016 and 2017, respectively, or on such later date thereafter as the Company’s trading window opens if it is not open any vesting date.

Option Exercises and Stock Vested During Last Fiscal Year

The following is a summary of options exercised and restricted stock units vested during the fiscal year ended December 31, 2015 for each Named Executive Officer.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Friedhelm Blobel, Ph.D.(1)	190,000	1,316,378	80,517	735,120
Wilson W. Cheung(2)	—	—	12,500	100,625
Robert King, Ph.D.	—	—	—	—
Charles Meng	26,667	133,291	—	—
Hong Zhao	10,000	47,138	12,500	114,125

No other options were exercised by our Named Executive Officers and no other shares of restricted stock units that were granted to our Named Executive Officers vested during 2015 other than those noted in the table above.

(1)	Dr. Blobel acquired 80,517 shares of which 35,196 shares were withheld to cover tax obligations related to the vested restricted stock units.
(2)	Mr. Cheung acquired 12,500 shares of which 4,697 shares were withheld to cover tax obligations related to the vested restricted stock units.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of the Named Executive Officers that provide for payments or other benefits at, following, or in connection with retirement. We do not have any defined contribution or other plan with any of the Named Executive Officers that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change-in-Control

In June and July 2015, we entered into employee retention agreements with our Named Executive Officers that provide specified payments and benefits in the event of a termination of employment under specified circumstances or a change in control of SciClone. These employee retention agreements supersede prior employment or other agreements with the Named Executive Officers that provide payments and benefits under these circumstances, other than any equity award plan or agreement providing more favorable treatment upon a change in control.

Pursuant to the terms of Dr. Blobel’s employee retention agreement with us, in the event Dr. Blobel is terminated without Cause (as described in “Certain Definitions Used in Employee Retention Agreements” below), he will become entitled to the following severance payments and benefits provided that he releases all claims he may have against us and resigns from all positions with us and from the Board: (i) continued payment of his base salary for 12 months, (ii) a lump sum payment equal to a pro rata portion through his termination date of the average of his annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date, (iii) continued group health insurance coverage (or reimbursement of premiums he pays for COBRA continuation coverage) until the earlier of 12 months after his termination date or his commencement of new employment, and (iv) treatment of his equity awards in accordance with the applicable plan or award agreement.

If, within one year following a Change in Control (as described in “Certain Definitions Used in Employee Retention Agreements” below), Dr. Blobel is terminated without Cause or resigns from his employment following Constructive Termination (as described in “Certain Definitions Used in Employee Retention Agreements” below), he will become entitled to the following severance payments and benefits provided that he releases all claims he may have against us and resigns from all positions with us and from the Board: (i) a lump sum payment equal to 150% of his annual base salary, (ii) a lump sum payment equal to 100% of the average of his annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date, (iii) vesting in full of all of his options and other equity awards (but excluding any such awards that are subject to performance-based vesting unless the terms of the applicable equity award agreement provides treatment that is more favorable) and all of his options will remain exercisable until the earlier of 12 months following his termination date or expiration of the option’s term, and (iv) continued group health insurance coverage (or reimbursement of premiums he pays for COBRA continuation coverage) until the earlier of 12 months after his termination date or his commencement of new employment.

Our employee retention agreement with Dr. Blobel provides that if his employment terminates under any of the foregoing circumstances he will be retained as an independent contractor to provide consulting services at our request for up to five hours per week for three months for a fee of $400 per hour, up to a maximum of $2,500 per day, plus reasonable out-of-pocket expenses, for actual services rendered.

If Dr. Blobel voluntarily resigns other than following Constructive Termination or is terminated for Cause, whether before or following a Change in Control, he will not be entitled to any severance payments or accelerated vesting of his equity awards.

In June and July 2015, we also entered into employee retention agreements with our other Named Executive Officers, Messrs. Cheung, King, Meng, and Zhao. These agreements provide that if the officer’s employment is terminated without Cause, the officer will become entitled to the following severance payments and benefits provided that he releases all claims he may have against us and resigns from all positions with us: (i) continued payment of the officer’s base salary for 12 months, (ii) a lump sum payment equal to 50% of the average (50% of the total in the case of Dr. King) of the officer’s annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date (or, in the case of Mr. Zhao, 50% of target bonus if no such annual bonuses have been paid), (iii) continued group health insurance coverage (or, in the cases of Messrs. Cheung and King, reimbursement of premiums the officer pays for COBRA continuation coverage) until the earlier of 12 months after his termination date or his commencement of new employment, and (iv) treatment of the officer’s equity awards in accordance with the applicable plan or award agreement.

In addition, the employee retention agreements with Messrs. Cheung, King, Meng, and Zhao, provide that if, within one year following a Change in Control, the officer is terminated without Cause or resigns from his employment following Constructive Termination, he will become entitled to the following severance payments and benefits provided that he releases all claims he may have against us and resigns from all positions with us: (i) a lump sum payment equal to 100% (200% in the case of Mr. Zhao) of his annual base salary, (ii) a lump sum payment equal to 50% of the average (50% of the total in the case of Dr. King) of his annual performance bonuses earned for the two most recent fiscal years for which bonuses have been earned prior to his termination date (or, in the case of Mr. Zhao, 50% of target bonus if no such annual bonuses have been paid), (iii) vesting in full of all of his options and other equity awards (but excluding any such awards that are subject to performance-based vesting unless the terms of the applicable equity award agreement provides treatment that is more favorable) and all of his options will remain exercisable until the earlier of 12 months following his termination date or expiration of the option’s term, and (iv) continued group health insurance coverage (or, in the cases of Messrs. Cheung and King, reimbursement of premiums the officer pays for COBRA continuation coverage) until the earlier of 12 months after his termination date or his commencement of new employment.

Our employee retention agreements with Messrs. Cheung, King, Meng, and Zhao provide that if the officer’s employment terminates under any of the foregoing circumstances he will be retained as an independent contractor to provide consulting services at our request for up to eight hours per week for six months (12 months in the case of Dr. King) for a fee of $1,000 per eight hour day, plus reasonable out-of-pocket expenses, for actual services rendered.

The employee retention agreements with all of our Named Executive Officers provide that if, in connection with a Change in Control, the successor company or its parent fails to assume or continue any then-outstanding equity award held by the officer or substitute a substantially equivalent equity award, then the vesting of the outstanding equity award will be accelerated in full, subject to consummation of the Change in Control. However, the employee retention agreements provide that they will not supersede any treatment more favorable to the officer that is provided under any other applicable plan or equity award agreement.

Certain Definitions Used in Employee Retention Agreements

For the Employee Retention Agreements for Dr. Blobel, Mr. Cheung, Dr. King, Mr. Meng, and Mr. Zhao:

(1) “Change in Control” means any of the following:

•	a merger or other transaction in which we or substantially all of our assets are sold or merged and as a result of such transaction, the holders of our common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation;
•	the election of nominees constituting a majority of the Board which nominees were not approved by a majority of the Board prior to such election; or
•	the acquisition by a third party of twenty percent (20%) or more of our outstanding shares which acquisition was without the approval of a majority of the Board in office prior to such acquisition.

(2) “Cause” means any of the following by the officer:

•	theft, dishonesty, misconduct or falsification of any records;
•	misappropriation or improper disclosure of confidential or proprietary information;
•	any intentional action which has a material detrimental effect on the reputation or business of the Company, its successor any subsidiary of the Company or its successor;
•	failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure, such failure or inability;

•	any material breach of any employment agreement, which breach is not cured pursuant to the terms of such agreement; or
•	the conviction of any criminal act which impairs the officer’s ability to perform the officer’s duties.

(3) “Constructive Termination” means any of the following:

•	without the officer’s express written consent, the assignment of any title or duties, or any limitation of responsibilities, that are substantially inconsistent with the officer’s title(s), duties, or responsibilities immediately prior to the date of the Change in Control;
•	without the officer’s express written consent, the relocation of the principal place of employment, following the Change in Control, to a location that is more than fifty (50) miles from the principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding than such travel requirements existing immediately prior to the date of the Change in Control;
•	any failure, following the Change in Control, to pay, or any material reduction of, (1) the base salary in effect immediately prior to the date of the Change in Control, or (2) bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned), unless base salary and/or bonus reductions comparable in amount and duration are concurrently made for a majority of our other employees who have substantially similar titles and responsibilities; and
•	any failure, following the Change in Control, to (1) continue to provide the opportunity to participate, on terms no less favorable than provided to persons holding comparable positions, in any benefit or compensation plans and programs, including, but not limited to, our life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the officer was participating immediately prior to the date of the Change in Control, or in substantially similar plans or programs, or (2) provide the officer with all other fringe benefits (or substantially similar benefits), including, but not limited to, relocation benefits which they were receiving immediately prior to the date of the Change in Control on the same basis as provided to persons holding comparable positions.

The following table describes our estimated potential payments and the estimated value of any accelerated vesting of stock options or restricted stock units to our Named Executive Officers upon a change in control of SciClone and/or termination of employment, assuming such change in control or termination of employment occurred on December 31, 2015. The amounts contained in the table are based on each Named Executive Officer’s period of employment and compensation as of December 31, 2015 and, where applicable, the closing price of our common stock on December 31, 2015. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on December 31, 2015 and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid and the value of any accelerated vesting of stock options or restricted stock units can be determined only at the time of a triggering event, and are dependent upon the facts and circumstances then applicable.

Potential Payments upon Termination or Change in Control

Name	Involuntary Termination Other Than For Cause(1)	Termination Following Change in Control(2)	Non-Assumption of Equity Awards Upon Change in Control(3)
Friedhelm Blobel, Ph.D.
Salary and bonus(4)	$1,054,935	$1,354,935	$—
Option and stock award vesting acceleration(5)	1,380,000	3,903,085	3,903,085
Post-termination consulting fees(6)	26,000	26,000	—
Health and welfare benefits(7)	13,519	13,519	—
Total	$2,474,454	$5,297,539	$3,903,085
Wilson W. Cheung
Salary and bonus(4)	$473,582	$473,582	$—
Option and stock award vesting acceleration(5)	690,000	1,999,683	1,999,683
Post-termination consulting fees(6)	26,000	26,000	—
Health and welfare benefits(7)	17,222	17,222	—
Total	$1,206,804	$2,516,487	$1,999,683
Robert King, Ph.D.
Salary and bonus(4)	$469,918	$469,918	$—
Option and stock award vesting acceleration(5)	—	382,755	382,755
Post-termination consulting fees(6)	52,000	52,000	—
Health and welfare benefits(7)	29,778	29,778	—
Total	$551,696	$934,451	$382,755
Charles Meng
Salary and bonus(4)	$459,585	$459,585	$—
Option and stock award vesting acceleration(5)	—	238,168	238,168
Post-termination consulting fees(6)	26,000	26,000	—
Health and welfare benefits(7)	20,886	20,886	—
Total	$506,471	$744,639	$238,168
Hong Zhao
Salary and bonus(4)	$569,782	$1,027,161	$—
Option and stock award vesting acceleration(5)	690,000	2,014,730	2,243,730
Post-termination consulting fees(6)	26,000	26,000	—
Health and welfare benefits(7)	24,948	24,948	—
Total	$1,310,730	$3,092,839	$2,243,730

(1)	Assumes termination without cause as of December 31, 2015 (the last business day of the last fiscal year), other than within one year after a change in control. As a condition to receiving any such benefits, the applicable Named Executive Officer is required to execute a general release of known and unknown claims in a form satisfactory to us and resign from all of the Named Executive Officer’s positions with us, including from the Board and any committees thereof on which the Named Executive Officer serves.
(2)	Assumes termination without cause or constructive termination as of December 31, 2015, within one year after a change in control. As a condition to receiving any such benefits, the applicable Named Executive Officer is required to execute a general release of known and unknown claims and resign from all of the Named Executive Officer’s positions with us, including from the Board and any committees thereof on which the Named Executive Officer serves.
(3)	Assumes non-termination as of December 31, 2015 (the last business day of the last fiscal year), after a change in control in which the surviving, continuing, successor, or purchasing corporation does not assume or continue the Company’s rights and obligations under a then-outstanding equity award or substitute for such equity award a substantially equivalent exercisability and settlement (as applicable) of such equity award.
(4)	The amounts listed in the column headed “Involuntary Termination Other Than For Cause” represent severance benefits under the Named Executive Officer’s employee retention agreement determined on the basis of salary and bonus, but do not include the payment of accrued salary and vacation that would be due upon termination of employment, and are not adjusted for any applicable tax withholding. The salary portion of the severance benefit is equal to 12 months of continued payment of the Named Executive Officer’s base salary in effect on December 31, 2015. The bonus portion of the severance benefit is equal to 50% (100% pro-rated to the separation date in the case of Dr. Blobel) of the average of the Named Executive Officer’s annual performance bonuses earned for the two most recent fiscal years (total of such bonuses for the two most recent fiscal years in the case of Dr. King) for which bonuses have been earned prior to the termination date.

The amounts listed in the column headed “Termination Following Change in Control” represent severance benefits under the Named Executive Officer’s employee retention agreement determined on the basis of salary and bonus, but do not include the payment of accrued salary and vacation that would be due upon termination of employment, and are not adjusted for any applicable tax withholding. The salary portion of the severance benefit is equal to 100% (150% and 200% in the cases of Dr. Blobel and Mr. Zhao, respectively) of the Named Executive Officer’s annual base salary in effect on December 31, 2015. The bonus portion of the severance benefit is equal to 50% (100% in the case of Dr. Blobel) of the average of the Named Executive Officer’s annual performance bonuses earned for the two most recent fiscal years (total of such bonuses for the two most recent fiscal years in the case of Dr. King) for which bonuses have been earned prior to the termination date.

(5)	The amounts listed in the column headed “Involuntary Termination Other Than For Cause” represent the value, based on the closing market price of $9.20 of our common shares on December 31, 2015, of the accelerated vesting of certain outstanding service-vesting restricted stock unit awards held by the Named Executive Officer as of December 31, 2015 in accordance with the terms of such awards.

The amounts listed in the column headed “Termination Following Change in Control” represent the value, based on the closing market price of $9.20 of our common shares on December 31, 2015, of the accelerated vesting of all outstanding options and restricted stock unit awards held by the Named Executive Officer as of December 31, 2015 in accordance with the terms of the Named Executive Officer’s employee retention agreement or the award agreement, as applicable. The amount listed for Mr. Zhao excludes one outstanding performance-vesting option for 50,000 shares whose vesting would not accelerate pursuant to its terms. The values of the accelerated vesting of options have been reduced in each instance by the option’s exercise price.

The amounts listed in the column headed “Non-Assumption of Equity Awards Upon Change in Control” represent the value, based on the closing market price of $9.20 of our common shares on December 31, 2015, of the accelerated vesting of all outstanding options and restricted stock unit awards held by the Named Executive Officer as of December 31, 2015 in accordance with the terms of the Named Executive Officer’s employee retention agreement. The values of the accelerated vesting of options have been reduced in each instance by the option’s exercise price.

(6)	The amounts listed represent the maximum fees that could become payable under the Named Executive Officer’s employee retention agreement for the performance of consulting services following termination without cause or involuntary termination following a change in control. Dr. Blobel may be retained to provide consulting services for up to five hours per week for three months for a fee of $400 per hour, up to a maximum of $2,500 per day, plus reasonable out-of-pocket expenses. Messrs. Cheung, Meng and Zhao may be retained to provide consulting services for up to eight hours per week for six months for a fee of $1,000 per day, plus reasonable out-of-pocket expenses. Dr. King may be retained to provide consulting services for up to eight hours per week for twelve months for a fee of $1,000 per day, plus reasonable out-of-pocket expenses.
(7)	The amounts listed represent the premium cost to continue the Named Executive Officer’s coverage under our existing health insurance plans, if permitted, or to reimburse the Named Executive Officer for health insurance premiums paid by the officer to obtain continued health insurance coverage (under COBRA in the case of Messrs. Blobel, Cheung and King, if eligible). The amount assumes our payment of all premiums necessary to cover the Named Executive Officer from January 1, 2016 to December 31, 2016 in effect as of January 1, 2016.

Transactions with Related Persons

Since January 1, 2015, there has not been, nor is there currently proposed, any transaction to which SciClone was or is to be a participant in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holder of more than 5% of our capital stock, or and any members of such person’s immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Person Transactions and Related Policies

Under the charter of the Audit Committee of our Board, the Audit Committee has the responsibility and duty to review and approve all transactions between the Company and related parties, other than those previously reviewed and approved by (i) an independent committee of the Board or (ii) an independent majority of the Board, after reviewing each such transaction for potential conflicts of interest and other improprieties.

Pursuant to our Corporate Code of Business Conduct and Ethics, our executive officers and directors, including their immediate family members, are required to report any actual or potential conflict of interests to a supervisor, who in turn is required to refer all such reports to the Chief Executive Officer, the Chief Financial Officer or the Chair of the Audit Committee. Our Employee Handbook provides a non-exhaustive list of examples of actual or potential conflicts with respect to the persons subject to the Code of Conduct, including without limitation:

Receipt of improper personal benefits as a result of the person’s (or family member’s) position in SciClone;

•	Use of our property for the person’s (or family member’s) personal benefit except pursuant to an express agreement or understanding with us;
•	Having a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with us or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to the person’s (or family member’s) income, net worth and/or financial needs, the person’s (or family member’s) potential to influence decisions that could impact interests, and the nature of the business or level of competition between us and the supplier, customer or competitor);
•	The person’s (or family member’s) acquisition of an interest in property (such as real estate, patent or other intellectual property rights or securities) in which the person (or family member) has reason to know we have, or might have, a legitimate interest;
•	Receiving a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);
•	Divulging or using our confidential information — such as financial data, customer information, or computer programs — for the person’s (or family member’s) own personal or business purposes;
•	Making gifts or payments, or providing special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to us and which the customer, supplier or competitor would not otherwise have taken; or
•	Being given the right to buy stock in other companies or receiving cash or other payments in return for promoting the services of an advisor, such as an investment banker, to us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the forms furnished to it and written representations from certain reporting persons, we believe that all filing requirements applicable to its executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with during 2015.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2015, we maintained four compensation plans that provide for the issuance of common stock to officers and other employees, directors and consultants. These consist of the SciClone Pharmaceuticals, Inc. 1996 Employee Stock Purchase Plan, the 2004 Outside Directors Stock Option Plan, the 2005 Equity Incentive Plan, and the 2015 Equity Incentive Plan. All of these plans have been approved by our stockholders. We do not currently maintain any compensation plans that have not been approved by the stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2015.

Plan Category	Number of shares to be issued upon exercise of outstanding options, vest of restricted stock units, warrants and rights (a)	Weighted- average exercise price of outstanding options, restricted stock units, warrants and rights ($) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders:
SciClone Pharmaceuticals, Inc. 1996 Employee Stock Purchase Plan(1)	—	—	432,795	(1)
2004 Outside Directors Stock Option Plan	717,500	3.92	—
2005 Equity Incentive Plan	5,837,547	5.16	—
2015 Equity Incentive Plan	213,000	8.88	6,527,228
Total	6,768,047	5.14	6,960,023

(1)	The SciClone Pharmaceuticals, Inc. 1996 Employee Stock Purchase Plan is a voluntary plan open to employees. This plan allows employees to elect payroll deductions which are used to purchase common stock directly from us.

COMPENSATION RISK ASSESSMENT

During 2015, we conducted a risk assessment of our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by corporations. Included in the analysis were such factors as the behaviors being induced by our fixed and variable pay components, the balance of short-term and long-term performance goals in our incentive compensation system, the established limits on permissible incentive award levels, the oversight of our Compensation Committee and Board in the operation of our incentive plans and in strategic direction, the high level of Board involvement in approving material investments and capital expenditures, and our internal controls. Management presented the results of this assessment to the Compensation Committee for its review in early 2015 as part of its obligation to oversee our compensation risk assessment process.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee consists of four directors each of whom, in the judgment of the Board, is an “independent director” as defined in the NASDAQ Listing Rules. The Audit Committee held 4 meetings during 2015. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. This charter is available in the Investors and Media section of our website at www.sciclone.com. The Audit Committee reviews and reassesses at least annually the adequacy of the Charter.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, for preparing our financial statements and for the public reporting process. Our independent registered public accounting firm for the fiscal year ended December 31, 2015, PricewaterhouseCoopers Zhong Tian LLP, was responsible for expressing opinions on the conformity of our audited financial statements with United States generally accepted accounting principles as of and for the period ended December 31, 2015. In addition, PricewaterhouseCoopers Zhong Tian LLP expressed its own opinion on the effectiveness of our internal control over financial reporting as of December 31, 2015.

In this context, the Audit Committee has reviewed and discussed our audited financial statements with management. For the year ended December 31, 2015, the Audit Committee has discussed with the Company’s current principal auditor, PricewaterhouseCoopers Zhong Tian LLP, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has met with PricewaterhouseCoopers Zhong Tian LLP, with and without management present, to discuss the overall scope of the external audit, the results of examinations, the external auditor’s evaluations of our internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee meets with the outside auditors each quarter, and typically meets with them independently each quarter. The Audit Committee has also received from PricewaterhouseCoopers Zhong Tian LLP with respect to the audit for the fiscal year ended December 31, 2015, the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In evaluating the auditors’ independence, the Audit Committee concluded that the provision of non-audit related services provided by, and covered by fees paid to, PricewaterhouseCoopers Zhong Tian LLP by SciClone was compatible with maintaining their independence.

The Audit Committee requires that all audit and permissible non-audit services be submitted to it for review and approval in advance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted by the Audit Committee,

Jon S. Saxe, Richard J. Hawkins, Gregg A. Lapointe, and Simon Li

YEAR 2017 STOCKHOLDER PROPOSALS

We welcome comments or suggestions from our stockholders. Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the next annual meeting of stockholders, the proposal must be received by Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, California 94404, not less than 120 calendar days before the first anniversary of the date our proxy statement released to stockholders in connection with the previous year’s annual meeting, which date shall be December 30, 2016.

Under our Bylaws, in order for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to SciClone’s Corporate Secretary. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at our principal executive offices not less than 120 calendar days in advance of the first anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced.

OTHER MATTERS

At the date of this Proxy Statement, the Board knows of no other business that will be presented at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

It is important that the proxies be voted promptly and that your shares be represented. Please vote your shares at your earliest convenience by phone, via the internet or by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By order of the Board,

Friedhelm Blobel, Ph.D.
President and Chief Executive Officer

Foster City, California
April 29, 2016

Appendix A

SCICLONE PHARMACEUTICALS, INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

SciClone Pharmaceuticals, Inc.
2016 Employee Stock Purchase Plan

1. Establishment, Purpose and Term of Plan.

1.1 Establishment.  The SciClone Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan is hereby established effective as of, 2016, the date of its approval by the stockholders of the Company (the “Effective Date”).

1.2 Purpose.  The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Plan is comprised of the Section 423 Plan and the Non-423 Plan. The Company intends that the Section 423 Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Section 423 Plan shall be so construed. The Non-423 Plan, which is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, is intended to provide Eligible Employees employed by Participating Companies outside the United States with an opportunity to purchase shares of Stock pursuant to the terms and conditions of the Plan but not necessarily in compliance with the requirements of Section 423 of the Code.

1.3 Term of Plan.  The Plan shall continue in effect until its termination by the Committee.

2. Definitions and Construction.

2.1 Definitions.  Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company.

(b) “Change in Control” means the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(l)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(b) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(b) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(e) “Company” means SciClone Pharmaceuticals, Inc., a Delaware corporation, or any successor corporation thereto.

(f) “Compensation” means, with respect to any Offering Period, regular base wages or salary, overtime payments, shift premiums and payments for paid time off, calculated before deduction of (i) any income or employment tax withholdings or (ii) any amounts deferred pursuant to Section 401(k) or Section 125 of the Code. Compensation shall be limited to such amounts actually payable in cash or deferred during the Offering Period. Compensation shall not include (i) sign-on bonuses, annual or other incentive bonuses, commissions, profit-sharing distributions or other incentive-type payments, (ii) any contributions made by a Participating Company on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than amounts deferred pursuant to Section 401(k) or Section 125 of the Code), (iii) payments in lieu of notice, payments pursuant to a severance agreement, termination pay, moving allowances, relocation payments, or (iv) any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase, stock option or other stock-based compensation plan, or any other compensation not expressly included by this Section.

(a) “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(b) “Employee” means a person treated as an employee of a Participating Company, and, with respect to the Section 423 Plan, a person who is an employee for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Section 423 Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. For purposes of the Section 423 Plan, if an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract. The foregoing rules regarding leaves of absence shall apply equally for purposes of the Non-423 Plan, except as otherwise required by applicable Local Law.

(c) “Fair Market Value” means, as of any date:

(i) If, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Committee, in its discretion.

(ii) If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined in good faith by the Committee.

(d) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(e) “Local Law” means the applicable laws of the non-United States jurisdiction governing the participation in the Plan of an Eligible Employee.

(f) “Non-423 Plan” means that component of the Plan which is not intended to be an “employee stock purchase plan” under Section 423 of the Code and need not necessarily comply with the requirements of Section 423 of the Code.

(g) “Non-United States Offering” means either (i) an Offering under the Section 423 Plan covering Eligible Employees employed by a Participating Company outside the United States, provided that the terms of such Offering comply with the requirements of Section 423 of the Code, including such variations in terms of Purchase Rights as permitted by Section 3.4; or (ii) an Offering under the Non-423 Plan covering Eligible Employees of one or more Participating Companies outside the United States, the terms of which need not comply with the requirements of Section 423 of the Code.

(h) “Offering” means an offering of Stock pursuant to the Plan, as provided in Section 6.

(i) “Offering Date” means, for any Offering Period, the first day of such Offering Period.

(j) “Offering Period” means a period, established by the Committee in accordance with Section 6.1, during which an Offering is outstanding.

(k) “Officer” means any person designated by the Board as an officer of the Company.

(l) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(m) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(n) “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(o) “Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation designated by the Committee as a corporation the Employees of which may, if Eligible

Employees, participate in the Plan. The Committee shall have the discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies. The Committee shall designate from time to time and set forth in Appendix A to this Plan those Participating Companies whose Eligible Employees may participate in the Section 423 Plan and those Participating Companies whose Eligible Employees may participate in the Non-423 Plan.

(p) “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(q) “Plan” means this 2016 Employee Stock Purchase Plan of the Company, as amended from time to time, comprised of the Section 423 Plan and the Non-423 Plan.

(r) “Purchase Date” means, for any Offering Period, the last day of such Offering Period, or, if so determined by the Committee, the last day of each Purchase Period occurring within such Offering Period, on which outstanding Purchase Rights are exercised.

(s) “Purchase Period” means a period, established by the Committee in accordance with Section 6.1 and included within an Offering Period, the final date of which is a Purchase Date.

(t) “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

(u) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any payroll deductions or other funds accumulated on behalf of the Participant and not previously applied to the purchase of Stock under the Plan, and to terminate participation in the Plan at any time during an Offering Period.

(v) “Registration Date” means the effective date of the registration on Form S-8 of shares of Stock issuable pursuant to the Plan.

(w) “Section 423 Plan” means that component of the Plan which is intended to be an “employee stock purchase plan” under Section 423 of the Code.

(x) “Securities Act” means the Securities Act of 1933, as amended.

(y) “Stock” means the Common Stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(z) “Subscription Agreement” means a written or electronic agreement, in such form as is specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation or other method of payment authorized by the Committee pursuant to Section 11.1(b).

(aa) “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.

(bb) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2 Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. Administration.

3.1 Administration by the Committee.  The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the Purchase Right, unless fraudulent or made in bad faith. Subject to the provisions of the Plan, the Committee shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering under the Section 423 Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code, other than for such variations in terms of Purchase Rights as permitted by Section 3.4. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 3.1) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers.  Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Power to Adopt Sub-Plans.  The Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of the Company, provided that any such sub-plan shall be within the scope of the Non-423 Plan. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 4. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan.

3.4 Power to Vary Terms with Respect to Non-U.S. Employees.  In order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion and as permitted by Section 423 of the Code, to grant Purchase Rights in an Offering under the Section 423 Plan to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of Purchase Rights granted under the same Offering to Employees resident in the United States.

3.5 Power to Establish Separate Offerings with Varying Terms.  The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Participating Company or Companies that may participate in a particular Offering, provided that each Offering under the Section 423 Plan shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to such Offering shall have the same rights and privileges within the meaning of such section, other than for such variations in terms of Purchase Rights as permitted by Section 3.4.

3.6 Policies and Procedures Established by the Company.  Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code in the case of the Section 423 Plan, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan. All such actions by the Company with respect to the Section 423 Plan shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by Section 3.4 and the regulations under Section 423 of the Code.

3.7 Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. Shares Subject to Plan.

4.1 Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan and the Section 423 Plan shall be two million four hundred thousand (2,400,000), and the maximum aggregate number of shares of Stock that may be issued under the Non-423 Plan shall be two million four hundred thousand (2,400,000), less the aggregate number of shares of Stock issued under the Section 423 Plan. Shares issued under the Plan shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.

4.2 Adjustments for Changes in Capital Structure.  Subject to any required action by the stockholders of the Company and the requirements of Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan, any limit on the number of shares which may be purchased by any Participant during an Offering Period or Purchase Period (as described in Sections 8.1 and 8.2), the number of shares subject to each Purchase Right, and in the Purchase Price in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5. Eligibility.

5.1 Employees Eligible to Participate.  Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:

(a) Any Employee who is customarily employed by the Participating Company Group for twenty (20) hours or less per week; or

(b) Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.

An Eligible Employee shall be eligible to participate in the Section 423 Plan or the Non-423 Plan in accordance with the designation in Appendix A of the Employee’s employer as either a Section 423 Plan Participating Company or a Non-423 Plan Participating Company. Notwithstanding the foregoing, an Employee of a Participating Company designated in Appendix A as a Section 423 Plan Participating Company who is a citizen or resident of a non-United States jurisdiction (without regard to whether the Employee is also a citizen of the United States or a resident alien) may be excluded from participation in the Section 423 Plan or an Offering thereunder if either (i) the grant of a Purchase Right under the Section 423 Plan or Offering to a citizen or resident of the foreign jurisdiction is prohibited under the Local Law of such jurisdiction or (ii) compliance with the Local Law of such jurisdiction would cause the Section 423 Plan or Offering to violate the requirements of Section 423 of the Code. For purposes of participation in the Non-423 Plan, Eligible Employees shall include any other Employees of the applicable Non-423 Plan Participating Company to the extent that applicable Local Law requires participation in the Plan to be extended to such Employees, as determined by the Company.

5.2 Exclusion of Certain Stockholders.  Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Section 423 Plan if, immediately after such grant, the Employee would own, or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

5.3 Determination by Company.  The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

6. Offerings.

6.1 Offering Periods.  The Plan shall be implemented by sequential Offerings of approximately three (3) months’ duration or such other duration as the Committee shall determine. Offering Periods shall commence on or about the first trading days of March, June, September and December of each year and end on or about the last trading days of the next May, August, November and February, respectively, occurring thereafter. Notwithstanding the foregoing, the Committee may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the Committee shall so determine in its discretion, each Offering Period may consist of two (2) or more consecutive Purchase Periods having such duration as the Committee shall specify, and the last day of each such Purchase Period shall be a Purchase Date. If the first or last day of an Offering Period or a Purchase Period is not a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period or Purchase Period. No Offering shall commence, and the Company shall not require or permit any Participant to deliver a Subscription Agreement for participation in an Offering, prior to the Registration Date.

6.2 Non-United States Offerings.  The Committee shall communicate to the Employees eligible to participate in a Non-United States Offering those terms of the Non-United States Offering that differ from the terms otherwise applicable to the relevant Offering under the Section 423 Plan a reasonable period of time prior to the Subscription Date for such Non-United States Offering.

7. Participation in the Plan.

7.1 Initial Participation.  An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed written or electronic Subscription Agreement to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) not later than the close of business on the Subscription Date established by the Company for that Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement in the manner permitted or required on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate Company office or representative on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in that Offering Period but may participate in any subsequent Offering Period provided the Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.

7.2 Continued Participation.  A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1, or (b) terminated employment or otherwise ceased to be an Eligible Employee as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.

8. Right to Purchase Shares.

8.1 Grant of Purchase Right.  Except as otherwise provided below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase the lesser of (a) that number of whole shares of Stock determined by dividing the Dollar Limit (determined as provided below) by the Fair Market Value of a share of Stock on such Offering Date or (b) the Share Limit (determined as provided below). The Committee may, in its discretion and prior to the Offering Date of any Offering Period, (i) change the method of, or any of the foregoing factors in, determining the number of shares of Stock subject to Purchase Rights to be granted on such Offering Date, or (ii) specify a maximum aggregate number of shares that may be purchased by all Participants in an Offering or on any Purchase Date within an Offering Period. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee. For the purposes of this Section, the “Dollar Limit” shall be determined by multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole dollar, and the “Share Limit” shall be determined by multiplying three hundred thirty-three (333) shares by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole share.

8.2 Calendar Year Purchase Limitation.  Notwithstanding any provision of the Plan to the contrary, no Participant (whether participating in the Section 423 Plan or the Non-423 Plan) shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section shall be applied in conformance with Section 423(b)(8) of the Code or any successor thereto and the regulations thereunder.

8.3 Aggregate Purchase Date Share Limit.  Except as otherwise determined by the Committee prior to the Offering Date of any Offering Period, the aggregate number of shares that may be purchased by all Participants on the Purchase Date of an Offering Period of approximately three (3) months’ duration shall not exceed sixty thousand (60,000) shares. Unless otherwise specified by the Committee, such limit shall apply in the aggregate to all Offering Periods ending on the same date, regardless of whether under the Section 423 Plan or the Non-423 Plan. The Committee may make pro rata adjustment to the foregoing limit for Offering Periods of more or less than three (3) months’ duration.

9. Purchase Price.

The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Committee; provided, however, that the Purchase Price on each Purchase Date shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date. Subject to adjustment as provided by the Plan and unless otherwise provided by the Committee, the Purchase Price for each Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.

10. Accumulation of Purchase Price through Payroll Deduction.

Except as provided in Section 11.1(b) with respect to a Non-United States Offering or except as otherwise provided by the Committee in connection with an Offering under the Non-423 Plan, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1 Amount of Payroll Deductions.  Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each pay day during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each pay day during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions effective following the first pay day during an Offering) or more than fifteen percent (15%). The Committee may change the foregoing limits on payroll deductions effective as of any Offering Date.

10.2 Commencement of Payroll Deductions.  Payroll deductions shall commence on the first pay day following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.

10.3 Election to Decrease or Stop Payroll Deductions.  During an Offering Period, a Participant may elect to decrease the rate of or to stop deductions from his or her Compensation by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in such Offering Period unless the Participant withdraws from the Plan as provided in Section 12. A Participant’s election to increase the rate of his or her payroll deductions will be effective only as of the Offering Date of the next Offering Period, provided that the Participant remains an Eligible Employee.

10.4 Administrative Suspension of Payroll Deductions.  The Company may, in its discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (a) under the Participant’s Purchase Right, or (b) during a calendar year under the limit set forth in Section 8.2. Unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee, suspended payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement either (i) at the beginning of the next Offering Period if the reason for suspension was clause (a) in the preceding sentence, or (ii) at the beginning of the next Offering Period having a first Purchase Date that falls within the subsequent calendar year if the reason for suspension was clause (b) in the preceding sentence.

10.5 Participant Accounts.  Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation (and other amounts received from a non-United States Participant pursuant to Section 11.1(b) or pursuant to an Offering under the Non-423 Plan) shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company (except as otherwise required by Local Law in connecting with an Offering under the Non-423 Plan). All such amounts received or held by the Company may be used by the Company for any corporate purpose.

10.6 No Interest Paid.  Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan or otherwise credited to the Participant’s Plan account (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan).

10.7 Voluntary Withdrawal from Plan Account.  A Participant may withdraw all or any portion of the payroll deductions credited to his or her Plan account and not previously applied toward the purchase of Stock by delivering to the Company a written notice on a form provided by the Company for such purpose. A Participant who withdraws the entire remaining balance credited to his or her Plan account shall be deemed to have withdrawn from the Plan in accordance with Section 12.1. Amounts withdrawn shall be returned to the Participant as soon as practicable after the withdrawal and may not be applied to the purchase of shares in any Offering under the Plan. The Company may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section, establish a minimum dollar amount that must be retained in the Participant’s Plan account, or terminate the withdrawal right provided by this Section.

11. Purchase of Shares.

11.1 Exercise of Purchase Right.

(a) Generally.  Except as provided in Section 11.1(b), on each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right. No shares of

Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.

(b) Purchase by Non-United States Participants for Whom Payroll Deductions Are Prohibited by Applicable Law.  Notwithstanding Section 11.1(a), where payroll deductions on behalf of Participants who are citizens or residents of countries other than the United States (without regard to whether they are also citizens of the United States or resident aliens) are prohibited or made impracticable by applicable Local Law, the Committee may establish a separate Offering (a “Non-United States Offering”) covering all Eligible Employees of one or more Participating Companies subject to such prohibition or restrictions on payroll deductions. The Non-United States Offering shall provide another method for payment of the Purchase Price with such terms and conditions as shall be administratively convenient and comply with applicable Local Law. On each Purchase Date of the Offering Period applicable to a Non-United States Offering, each Participant who has not withdrawn from the Plan and whose participation in such Offering Period has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right a number of whole shares of Stock determined in accordance with Section 11.1(a) to the extent of the total amount of the Participant’s Plan account balance accumulated during the Offering Period in accordance with the method established by the Committee and not previously applied toward the purchase of Stock. However, in no event shall the number of shares purchased by a Participant during such Offering Period exceed the number of shares subject to the Participant’s Purchase Right. The Company shall refund to a Participant in a Non-United States Offering in accordance with Section 11.4 any excess Purchase Price payment received from such Participant.

11.2 Pro Rata Allocation of Shares.  If the number of shares of Stock which might be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock remaining available for issuance under the Plan or the maximum aggregate number of shares of Stock that may be purchased on such Purchase Date pursuant to a limit established by the Committee pursuant to Section 8.1 or Section 8.3, the Company shall make a pro rata allocation of the shares available in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

11.3 Delivery of Title to Shares.  Subject to any governing rules or regulations, as soon as practicable after each Purchase Date, the Company shall issue or cause to be issued to or for the benefit of each Participant the shares of Stock acquired by the Participant on such Purchase Date by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

11.4 Return of Plan Account Balance.  Any cash balance remaining in a Participant’s Plan account following the last Purchase Date of an Offering Period shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Offering Period.

11.5 Tax Withholding.  At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign taxes (including social insurance), if any, required to be withheld by any Participating Company upon exercise of the Purchase Right or upon such disposition of shares, respectively. A Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations. The Company or any other Participating Company shall have the right to take such other action as it determines to be necessary or advisable to satisfy withholding obligations for such taxes.

11.6 Expiration of Purchase Right.  Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

11.7 Provision of Reports and Stockholder Information to Participants.  Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total amount credited to his or her Plan account prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section may be delivered or made available in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be provided information concerning the Company equivalent to that information provided generally to the Company’s common stockholders.

12. Withdrawal from Plan.

12.1 Voluntary Withdrawal from the Plan.  A Participant may withdraw from the Plan by signing and delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) a written or electronic notice of withdrawal on a form provided by the Company for this purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company office or representative designated by the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

12.2 Return of Plan Account Balance.  Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated Plan account balance which has not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan), and the Participant’s interest in the Plan and the Offering shall terminate. Such amounts to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.

13. Termination of Employment or Eligibility.

Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the Participant’s Plan account balance which has not been applied toward the purchase of shares of Stock shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s beneficiary designated in accordance with Section 20, if any, or legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13 (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan). A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.

14. Effect of Change in Control on Purchase Rights.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under outstanding Purchase Rights or substitute substantially equivalent purchase rights for the Acquiring Corporation’s stock. If the Acquiring Corporation elects not to assume, continue or substitute for the outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed or continued by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

15. Nontransferability of Purchase Rights.

Neither payroll deductions or other amounts credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution. (A beneficiary designation pursuant to Section 20 shall not be treated as a disposition for this purpose.) Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.

16. Compliance with Applicable Law.

The issuance of shares of Stock or other property under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign securities law and other applicable laws, rules and regulations, and approvals by government agencies as may be required or as the Company deems necessary or advisable. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

17. Rights as a Stockholder and Employee.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of any Participating Company to terminate the Participant’s employment at any time.

18. Notification of Disposition of Shares.

The Company may require the Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of a Purchase Right. The Company may require that until such time as a Participant disposes of shares of Stock acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Company may direct that the certificates evidencing shares of Stock acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

19. Legends.

The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

20. Designation of Beneficiary.

20.1 Designation Procedure.  Subject to applicable Local Law and procedures, a Participant may file a written designation of a beneficiary who is to receive (a) shares and cash, if any, from the Participant’s Plan account if the Participant dies subsequent to a Purchase Date but prior to delivery to the Participant of such shares and cash, or (b) cash, if any, from the Participant’s Plan account if the Participant dies prior to the exercise of the Participant’s Purchase Right. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. A Participant may change his or her beneficiary designation at any time by written notice to the Company.

20.2 Absence of Beneficiary Designation.  If a Participant dies without an effective designation pursuant to Section 20.1 of a beneficiary who is living at the time of the Participant’s death, the Company shall deliver any shares or cash credited to the Participant’s Plan account to the Participant’s legal representative or as otherwise required by applicable law.

21. Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Amendment or Termination of the Plan.

The Committee may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Committee, and (b) no such amendment, suspension or termination may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Section 423 Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Committee as Participating Companies. Notwithstanding the foregoing, in the event that the Committee determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company, the Committee may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress: (i) terminate the Plan or any Offering Period, (ii) accelerate the Purchase Date of any Offering Period, (iii) reduce the discount or the method of determining the Purchase Price in any Offering Period (e.g., by determining the Purchase Price solely on the basis of the Fair Market Value on the Purchase Date), (iv) reduce the maximum number of shares of Stock that may be purchased in any Offering Period, or (v) take any combination of the foregoing actions.

23. No Representations with Respect to Tax Qualification.

Although the Company may endeavor to (a) qualify Purchase Rights for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., options granted under Section 423 of the Code) or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

24. Choice of Law.

Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Subscription Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the SciClone Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan as duly adopted by the Board on February 25, 2016.

/s/ Wilson W. Cheung

Wilson W. Cheung, Secretary

APPENDIX A

Participating Companies in Section 423 Plan

SciClone Pharmaceuticals, Inc.

Participating Companies in Non-423 Plan

None.

Participating Subsidiaries

None.

APPENDIX B

FORMS OF

ENROLLMENT/CHANGE NOTICE/WITHDRAWAL FORM
AND
SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the SciClone Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan as duly adopted by the Board on February 25, 2016.

/s/ Wilson W. Cheung

Wilson W. Cheung, Secretary

SciClone® PHARMACEUTICALS

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on June 8, 2016.

Vote by Internet

- Go to **www.envisionreports.com/SCLN**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. To elect the following six (6) directors of SciClone:

01 - Jon S. Saxe	02 - Friedhelm Blobel, Ph.D.	03 - Nancy T. Chang, Ph.D.
04 - Richard J. Hawkins	05 - Gregg A. Lapointe	06 - Simon Li

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. Non-binding advisory vote to approve named executive officer compensation.	☐	☐	☐
3. To approve the adoption of SciClone's 2016 Employee Stock Purchase Plan ("Purchase Plan") and authorize the sale of up to 2,400,000 shares under the Purchase Plan.	☐	☐	☐
4. To ratify the appointment of PricewaterhouseCoopers Zhong Tian LLP as the independent registered public accounting firm for SciClone for the fiscal year ending December 31, 2016.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 5.

	For	Against	Abstain
5. Stockholder proposal requesting SciClone's board of directors to adopt, and present for stockholder approval, a proxy access bylaw.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

02CQMD

Important notice regarding the Internet availability of proxy materials:
The Notice and Proxy Statement and the Annual Report to Stockholders are available at: www.envisionreports.com/SCLN

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SCICLONE PHARMACEUTICALS, INC.

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Proxy for the Annual Meeting of Stockholders
To be held on June 9, 2016
Solicited by the Board of Directors

The undersigned stockholder hereby appoints Friedhelm Blobel, Ph.D. and Wilson W. Cheung, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned and to vote all of the shares of stock in SciClone Pharmaceuticals, Inc., a Delaware corporation ("***SciClone***"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SciClone to be held at the Marriott Hotel-San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, California 94402 on Thursday, June 9, 2016, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of SciClone and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE THIS PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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